Exhibit 2.1

CONFIDENTIAL
Execution Version

ARRANGEMENT AGREEMENT

between

CYBERCATCH HOLDINGS, INC.

and

Datavault AI Inc.

and

1602628 B.C. Ltd.

dated as of

August 17, 2026

TABLE OF CONTENTS

Schedule A Plan of Arrangement	1
Schedule B Arrangement Resolution	1

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated August 17, 2026,

BETWEEN:

CyberCatch Holdings, Inc., a corporation existing under the laws of the Province of British Columbia (the “Company”)

- and -

Datavault AI Inc., a corporation existing under the laws of the State of Delaware (the “Parent”)

- and -

1602628 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia (the “Purchaser”)

WHEREAS:

1.	the Purchaser proposes to acquire all the issued and outstanding common shares in the capital of the Company by way of plan of arrangement under the provisions of Division 5 of Part 9 of the BCBA on the terms and subject to the conditions set forth in this Agreement;

2.	the Special Committee has unanimously determined that the Arrangement is fair to the Company Shareholders and in the best interests of the Company and recommended to the Board that the Board approve this Agreement and the Arrangement, and recommend that the Company Shareholders, Company Warrantholders and Company Optionholders vote in favour of the Arrangement;

3.	the Board has, taking into account, among other things, the recommendation of the Special Committee and opinion from the financial advisor to the Company, unanimously determined that the consideration to be received by the Company Shareholders is fair, from a financial point of view, to such shareholders and that the Arrangement is in the best interests of the Company;

4.	the Board has approved this Agreement and unanimously recommends that Company Shareholders, Company Warrantholders and Company Optionholders vote in favour of the Arrangement Resolution (as defined below) to be approved at the Company Meeting, on the terms and subject to the conditions contained in this Agreement; and

5.	concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, certain Persons, in their capacity as Company Shareholders, have concurrently herewith entered into Voting and Support Agreements;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
Interpretation

Section 1.01     Definitions

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the Arrangement and any transaction involving only the Company, on the one hand, and/or one or more of its wholly-owned Subsidiaries, on the other hand, any offer, proposal or inquiry (whether written or oral) from any Person or group of Persons “acting jointly or in concert” (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids) other than the Parent or the Purchaser (or any Affiliate of the Parent or the Purchaser) relating to:

(a)	any direct or indirect sale, transfer, business combination, acquisition, purchase or disposition (or any lease, licence, joint venture, long-term supply agreement or other arrangement having the same economic effect as a sale) of: (i) the material Intellectual Property of the Company or any of its Subsidiaries, or (ii) the business or the assets of the Company and/or one or more of its Subsidiaries (including voting or equity securities of, or securities convertible into or exercisable or exchangeable for voting or equity securities of, any of the Company’s Subsidiaries) that, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent annual consolidated financial statements of the Company filed as part of the Company Filings);

(b)	any direct or indirect acquisition that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for voting or equity securities) of the Company (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exercisable or exchangeable for voting or equity securities);

(c)	any other transaction, the completion of which would be reasonably expected to impede, interfere with, prevent, impair or delay the transactions contemplated by this Agreement or which may be reasonably expected to materially reduce the benefit to the Parent or the Purchaser under this Agreement, in each case of (a), (b) or (c), whether by way of take-over bid, tender offer, exchange offer, treasury issuance, plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, share or asset purchase, liquidation, dissolution, winding up or other transaction involving the Company or any of its Subsidiaries, and whether in a single transaction or a series of related transactions.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, and, for purposes of this Agreement, “control” shall include the possession, directly or indirectly, of the power to direct or cause the direction of the policies, management and affairs of the Person, whether through the ownership of voting securities, by contract or otherwise, including with respect to any general partner of another Person with the power to direct the policies, management and affairs of such Person.

“Agreement” means this arrangement agreement (including the schedules and exhibits hereto), as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“AI Tools” means artificial intelligence technology or similar tools capable of performing tasks that typically require human intelligence, including but not limited to analyzing data, making predictions, classifying information, recognizing patterns, generating content (such as source code, text, images, audio, and synthetic data), or automating decision-making processes.

“Applicable Securities Laws” means such of the Canadian Securities Laws and the U.S. Securities Laws as are applicable to a transaction or a Person.

“Arrangement” means the arrangement of the Company under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting substantially in the form set out in Schedule B.

“Associate” has the meaning specified in the Securities Act (British Columbia).

“Authorization” means, with respect to any Person, any order, permit, declaration, approval, certification, accreditation, consent, waiver, registration, licence, filing with or similar authorization of, or agreement with, any Governmental Entity, whether by expiry or termination of an applicable waiting period or otherwise, that is binding upon or applicable to such Person or its business, assets or securities.

“BCBCA” means the Business Corporations Act (British Columbia).

“Board” means the board of directors of the Company as constituted from time to time.

“Board Recommendation” has the meaning set forth in Section 2.03(b)(iv).

“Breaching Party” has the meaning set forth in Section 5.08(c).

“Bridge Loan” has the meaning set forth in Section 5.12(a).

“Business Day” means any day, other than a Saturday, a Sunday or a day on which major banks are closed for business in the City of Vancouver, British Columbia or the City of New York, New York.

“Canadian Securities Authorities” means the British Columbia Securities Commission and any other applicable securities commissions and securities regulatory authority of a province or territory of Canada.

“Canadian Securities Laws” means: (a) the Securities Act (British Columbia) and the equivalent legislation in each Province and Territory of Canada; (b) the rules, regulations, instruments and policies adopted by the securities regulatory authority of any Province or Territory of Canada, as amended from time to time; and (c) the policies of the TSXV, each as amended from time to time.

“Change in Recommendation” has the meaning set forth in Section 8.02(a)(iv)(B).

“Collective Agreement” means any collective bargaining agreement, letter of understanding, binding letter of intent or other Contract with any trade union, association which may qualify as a trade union, council of trade unions, employee association, employee bargaining agent or affiliated bargaining agent, which covers or would cover any Company Employee.

“Company” has the meaning set forth in the preamble.

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders, the Company Warrantholders, the Company Optionholders and other Persons as required by the Interim Order and Law in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Company Constating Documents” means the notice of articles and articles of the Company, as they may be amended from time to time.

“Company Employees” means the officers and employees of the Company and/or any of its Subsidiaries.

“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR+.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned, used or held for use or practiced by the Company or any of its Subsidiaries.

“Company Lease” means any Contract by which the Company or any of its Subsidiaries leases, subleases, licenses, or otherwise uses or occupies the Company Leased Property, including all amendments, modifications, supplements, guarantees, registrations and non-disturbance agreements in connection therewith.

“Company Leased Property” means any real or immovable property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries.

“Company Meeting” means the annual general and special meeting of Company Shareholders, Company Warrantholders and Company Optionholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Company Circular and agreed to in writing by the Parent.

“Company Option Plan” means the Company’s share option plan dated for reference April 12, 2023 (and all amendments, restatements and modifications thereto).

“Company Optionholders” means the registered and/or beneficial owners of the Company Options, as the context requires.

“Company Options” means the outstanding options to purchase Company Shares issued pursuant to the Company Option Plan.

“Company Owned Intellectual Property" means (i) all Intellectual Property owned or purportedly owned by the Company or its Subsidiaries and (ii) Intellectual Property in-licensed exclusively to the Company or its Subsidiaries.

“Company Products” means all products or services that have been or are currently sold, licensed, provided, supported, distributed or otherwise disposed of by the Company or its Subsidiaries, including all products or services in development.

“Company Share” means a common share in the capital of the Company.

“Company Shareholders” means the registered and/or beneficial owners of the Company Shares, as the context requires.

“Company Warrantholders” means the registered and/or beneficial owners of the Company Warrants, as the context requires.

“Company Warrants” means the outstanding common share purchase warrants of the Company.

“Confidentiality Agreement” means the mutual Confidentiality and Non-Disclosure Agreement executed on May 6, 2026 between the Parent and the Company.

“Consideration” means: (a) in respect of each Company Share, an amount equal to US$3.22, subject to adjustment in the manner and in the circumstances contemplated in Section 2.11; and (b) in respect of each Company Option, an amount equal to the amount, if any, by which US$3.22 exceeds the exercise price of such Company Option, in each case subject to adjustment to account for any additional costs and expenses of the Company and its Subsidiaries incurred as a result of the Transaction.

“Contract” means any written or oral agreement, commitment, engagement, contract, franchise, licence, lease, obligation, note, bond, mortgage, indenture, undertaking or joint venture to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject.

“Corrupt Practices Legislation” has the meaning set forth in Section 3.01(ee).

“Court” means the Supreme Court of British Columbia.

“Current Insurance” has the meaning set forth in Section 5.09(a).

“Data Protection Laws” means all applicable Laws relating to the privacy, security or processing of Sensitive Information, including Canada’s Personal Information Protection and Electronic Documents Act, Quebec’s Law 25, the California Consumer Privacy Act and the cybersecurity requirements of the U.S. Defense Federal Acquisition Regulation Supplement.

“Data Room” means the virtual data room made available by the Company, the index of documents of which is attached to the Disclosure Letter.

“Depositary” means such Person as the Parent may appoint to act as depositary in relation to the Arrangement, in reasonable consultation with the Company.

“Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Parent and the Purchaser with this Agreement.

“Dissent Rights” means the rights of dissent in respect of the Arrangement as provided for in the Plan of Arrangement.

“Dissenting Holders” means a registered Company Shareholder that validly exercises Dissent Rights in respect of all Company Shares held by such Company Shareholder.

“Effective Date” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement.

“Effective Time” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement.

“Environmental Laws” means any Laws or other statutory requirements relating (i) to noise control, pollution (or the cleanup thereof), reclamation or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), (ii) to the generation, management, manufacture, containment, production, installation, use, reuse, processing, handling, storage, treatment, distribution, transportation, disposal, recycling, reclamation, investigation, remediation or release of (or threatened release of) any Hazardous Substance, or (iii) recordkeeping, notification, disclosure and reporting requirements with respect to Hazardous Substances, and includes, for greater certainty, all Authorizations issued pursuant to any of the foregoing Laws or other statutory requirements.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means the Company and any predecessor of the Company and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by, the Company and/or any predecessor of the Company, under Section 414 of the U.S. Tax Code.

"Evans & Evans" means Evans & Evans, Inc., fairness advisor to the Special Committee;

“Fairness Opinion” means the oral opinion of Evans & Evans, to be confirmed by written opinion, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Evans & Evans, the Consideration to be received by the Company Shareholders, the Company Warrantholders and the Company Optionholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders, Company Warrantholders and Company Optionholders, respectively, taken in the aggregate.

“Final Order” means the final order of the Court approving the Arrangement under Section 291 of the BCBCA, in form and substance acceptable to the Parties, acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment is acceptable to the Parties, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied.

“GAAP” means the generally accepted accounting principles in the United States.

“Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Entity or public international organization, any political party or official thereof and any candidate for political office.

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral or adjudicative body, commission, commissioner, cabinet, board, bureau, minister, ministry, governor-in-council, agency or instrumentality, domestic or foreign; (b) any subdivision, agent or authority of any of the foregoing; (c) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (d) any stock exchange (including the TSXV and Nasdaq).

“GST/HST” has the meaning set forth in Section 3.01(cc)(xvi).

“Harmful Code” is any “back door,” “drop dead device,” “time bomb,” “time lock,” “Trojan horse,” “virus,” “file infectors,” “boot sector infectors,” “surveillance software,” “data gathering or collecting software” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) erasing, damaging or destroying any data or file without the user’s consent.

“Hazardous Substances” means any material or substance that is regulated under Environmental Laws, including any material or substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive, corrosive, flammable, leachable, oxidizing, or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and including petroleum and all derivatives thereof or synthetic substitutes therefor (including polychlorinated biphenyls).

“IFRS” means generally accepted accounting principles as set out in the CPA Canada Handbook - Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards.

“Intellectual Property” means any and all intellectual property and intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered, including: (a) patents, applications for patents and reissues, divisionals, continuations, renewals, re-examinations, extensions and continuations-in-part of patents or patent applications (collectively, “Patents”); (b) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, models, formulas, algorithms, processes, designs, technology, technical data, schematics, formulae and customer lists and documentation relating to any of the foregoing (collectively, “Trade Secrets”); (c) copyrights, copyright registrations and applications for copyright registration published and unpublished works of authorship (including databases and Software) (collectively, “Copyrights”); (d) integrated circuit topographies, integrated circuit topography registrations and applications, mask works, mask work registrations and applications for mask work registrations; (e) designs, design registrations, design registration applications, industrial designs, industrial design registrations and industrial design applications; (f) trade names, service marks, business names, corporate names, domain names, website names and world wide web addresses, social media handles and user names, and all registrations for and ownership rights in them, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing (collectively, “Trademarks”); (g) all software and firmware (including source code or object code form), databases, data collections, user interfaces, algorithms and related documentation and proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded (“Software”); and (h) any other intellectual property and industrial property and counterpart rights.

“Interim Order” means the interim order of the Court, in form and substance acceptable to the Parties, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of the Parties, each acting reasonably.

“International Trade Laws” means any applicable (i) Sanctions; (ii) export control Laws (including, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended) and the Export Administration Regulations (15 CFR §§ 730-774, as amended)) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iii) Laws pertaining to imports and customs, to the extent applicable, including those administered by the Bureau of Customs and Border Protection in the U.S. Department of Homeland Security, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) anti-boycott Laws, including those administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and (v) export, import and customs Laws of other jurisdictions the Company or its Subsidiaries have conducted and/or currently conduct business.

“IT Systems” means the computer, information technology, and data processing systems, facilities and services used by the Company or any of its Subsidiaries in the conduct of their respective businesses, including all software, systems hardware, servers, workstations, routers, hubs, switches, data lines, dashboards, portals, files, databases, networks, interfaces, platforms and related products, systems and services.

“Key Regulatory Approvals” means, in relation to the Company, the approval of the TSXV in respect of the Arrangement, subject only to the satisfaction of standard and customary conditions of the TSXV, and the grant of the Interim Order and the Final Order.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, award, decree, ruling or similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, assignment, statutory or deemed trust, lien (statutory or otherwise), or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Matching Period” has the meaning set forth in Section 6.04(a)(iv).

“Material Adverse Effect” means any one or more changes, events, occurrences, effects, state of facts or circumstances that, individually or in the aggregate, (i) is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, financial condition or liabilities (contingent or otherwise) of the Company and its Subsidiaries, on a consolidated basis, or (ii) would prevent, materially delay or materially impede the completion of the Arrangement or the ability of the Company to consummate the transactions contemplated by this Agreement on or before the Outside Date, except, in the case of clause (i) above, any change, event, occurrence, effect, state of facts or circumstances resulting from or arising in connection with:

(a)	the public announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b)	any change in applicable Laws or in the interpretation thereof by any Governmental Entity (other than orders, judgments or decrees against the Company or its Subsidiaries) or in IFRS or GAAP;

(c)	any hurricane, flood, tornado, earthquake or other natural disaster;

(d)	conditions affecting the cybersecurity industry generally;

(e)	general economic, financial, currency exchange, securities or commodity market conditions, including the imposition of U.S. tariffs on imports from Canada as well as retaliatory tariffs on U.S. exports by Canada;

(f)	any act of terrorism, outbreak or escalation of hostilities or armed conflict, epidemic, pandemic, public health emergency, or the imposition of any quarantine, shelter-in-place, travel restriction, or similar governmental or regulatory order related thereto; or

(g)	any change in the market price of the Company Shares (it being understood that the causes underlying any such change in the market price of the Company Shares may constitute, in and of itself, a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred), provided further that (x) any change, effect, event or occurrence referred to in paragraphs (b) to (f) does not have a disproportionate effect on the Company and its Subsidiaries (on a consolidated basis) relative to comparable companies in the cybersecurity industry; and (y) references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.

“Material Contract” means any Contract:

(a)	that would be required to be filed by the Company as a “material contract” under section 12.2 of National Instrument 51-102 – Continuous Disclosure Obligations;

(b)	that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Transactions, would limit the ability of the Purchaser or any of its Subsidiaries) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Transactions, would limit the ability of the Purchaser or any of its Subsidiaries) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(c)	that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than US$50,000 over the remaining term of such Contract;

(d)	pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of US$50,000;

(e)	that, if terminated, adversely modified or if ceased to be in effect would have, or would reasonably be expected to have, a material impact on the Company or any of its Subsidiaries;

(f)	relating to indebtedness that is or may become outstanding, or that relates directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money (in each case whether incurred, assumed, guaranteed or secured by any asset), excluding guarantees or intercompany liabilities or obligations between the Company and any of its Subsidiaries;

(g)	that restricts, or which may in the future restrict, the incurrence of indebtedness by the Company or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries or that restricts, or which may in the future restrict, the declaration or payment of dividends or other distributions by the Company or any of its Subsidiaries;

(h)	that provides for the Company or any of its Subsidiaries to indemnify or hold harmless any other Person entered into outside the Ordinary Course;

(i)	under which the Company or any of its Subsidiaries (i) made or received payments for the fiscal year ended July 31, 2025 in excess of US$50,000 or (ii) is reasonably expected to make or receive payments in excess of US$50,000 annually or US$50,000 over the life of the Contract;

(j)	that creates an exclusive dealing arrangement or right of first offer or refusal;

(k)	that provided for a guarantee of availability of supply or services by the Company or any of its Subsidiaries for a period greater than six (6) months;

(l)	requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(m)	providing for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds US$50,000;

(n)	that has a binding obligation where the reasonably expected expenditures under any such Contract exceed US$50,000 per annum (other than (x) any Contracts of the type set forth in this definition or (y) Contracts that may be terminated or canceled by the Company for convenience without incurring any material penalty);

(o)	that mortgages, pledges or otherwise grants any Person a Lien on any portion of the material assets of the Company or any of its Subsidiaries (other than Permitted Liens);

(p)	is a Company Lease;

(q)	that provides for any settlement, conciliation or similar agreement to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(r)	relates to the acquisition or disposition (whether by amalgamation, sale or issue of shares, sale of assets or otherwise) of (i) any business or securities of any other Person or any real property or (ii) any assets with a value, individually or in the aggregate, in excess of US$50,000;

(s)	is a Contract with an independent contractor or consultant (or similar arrangement) to which the Company or any of its Subsidiaries is a party and that is not cancellable without material penalty or without more than ninety (90) days’ notice;

(t)	is with any Governmental Entity to which the Company or any of its Subsidiaries is a party;

(u)	that includes an assignment, transfer, license, consent to use, non-assertion, coexistence or other Contract concerning Intellectual Property of or used by the Company or any of its Subsidiaries (other than non-customized software subject to customary “shrink-wrap” or “click-through” type Contracts with a replacement cost and/or annual license fee of less than US$50,000) or other than non-exclusive licenses to a customer or supplier of the Company or its Subsidiaries on the Company or its Subsidiaries’ unmodified standard form of customer or supplier agreement in the Ordinary Course (unless the Contract contains “change of control” or similar triggers that would materially alter, add to or impact the license terms therein as a result of this Agreement or the Transactions);

(v)	that provides for any confidentiality, standstill or similar obligations;

(w)	that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure;

(x)	between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof;

(y)	is with any director, officer, Company Employee or contractor of the Company or any of its Subsidiaries or holder of record or beneficial owner of 5% or more of the Company Shares, or Associate or Affiliate of any such officer, director, Company Employee, contractor or beneficial owner;

(z)	is a collective bargaining agreement (or similar labour contract) covering any Company Employee or with any labour organization;

(aa)	that is a shareholders agreement, investor rights agreement, registration rights agreement, voting agreement or similar agreement or commitment with respect to any shares or equity interests of the Company or its Subsidiaries;

(bb)	that will require or give rise to (i) any consent or approval from any Person, (ii) any right of termination or (iii) a guarantee to be provided by the Purchaser or any Person that controls the Purchaser, in each case in connection with the completion of the transactions contemplated by this Agreement;

(cc)	providing for the establishment, investment in, organization or formation of any joint venture, partnership, limited liability company, revenue sharing arrangements or other similar agreement or arrangement;

(dd)	any Contract with a Top Supplier or Top Customer;

(ee)	that is a swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, currencies, interest rates and indices;

(ff)	pursuant to which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries;

(gg)	any Contract with a Governmental Entity;

(hh)	any Contract with any reseller, sales partner, agency pursuant to which any Person has a right to market, resell or distribute any Company Product; or

(ii)	that is material to the business of the Company and its Subsidiaries, taken as a whole.

“Maximum Amount” has the meaning set forth in Section 5.09(a).

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“Misrepresentation” has the meaning ascribed thereto under Applicable Securities Laws.

“Money Laundering Laws” has the meaning set forth in Section 3.01(ff).

“Nasdaq” means The Nasdaq Capital Market.

“OHSA” has the meaning set forth in Section 3.01(aa)(xii).

“Open Source Software” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or any other similar license or agreement including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, writ, judgment, decree, stipulation, determination, award, decision, sanction or ruling entered by or with any Governmental Entity.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person consistent with past practices.

“Outside Date” means February 17, 2027.

“Parent” has the meaning set forth in the preamble.

“Parties” means the Parent, the Purchaser and the Company, and “Party” means any one of them, as the context requires.

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following: (a) Liens for Taxes that are not yet due and payable (or, if due and payable and delinquent, that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been made in accordance with IFRS and provided that payment has been made so that the contest of any such Liens or Taxes does not subject the Company or any of its Subsidiaries to interest, penalty or forfeiture); (b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of assets; provided that, such Liens are related to obligations not due or delinquent, are not registered against title to any assets and in respect of which adequate holdbacks are being maintained as required by applicable Law; (c) the right reserved to or vested in any Governmental Entity by any statutory provision, or by the terms of any lease, licence, franchise, grant or permit of the Company or any of its Subsidiaries, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; (d) easements, rights of way, servitudes and similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the use and enjoyment of any real or immovable property; (e) ownership rights reserved by lessors under Company Leases; (f) ownership rights reserved by lessors under leases or licences for tangible personal property entered into with the Company or any of its Subsidiaries; and (g) Liens as listed and described in Section 1.01 of the Disclosure Letter.

“Person” includes any individual, partnership, limited partnership, association, body corporate, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative or government (including any Governmental Entity), syndicate or other entity, whether or not having legal status.

“Personal Information” means any data or information in any media that is used or reasonably capable of being used alone or in conjunction with other information to identify an individual and any other data or information that constitutes personal data or personal information under any Law to which the Company or any of its Subsidiaries is subject.

“Plan of Arrangement” means the plan of arrangement in the form attached in Schedule A hereto with such modification, if any, to be agreed upon by the Parties acting in good faith promptly following the date of this Agreement, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Parent and the Company, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning set forth in Section 5.06(a).

“Proceeding” means any suit, claim, action, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or known investigation commenced, brought, conducted or heard by or before any Governmental Entity.

“Purchaser” has the meaning set forth in the preamble.

“Regulatory Approvals” means any consent, waiver, permit, exemption, review, Order, decision, non-objection or approval of, or any registration, licence and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required in relation to the Transactions.

“Related Party” has the meaning set forth in Section 3.01(q).

“Related Party Transaction” has the meaning set forth in Section 3.01(q).

“Reporting Jurisdictions” has the meaning set forth in Section 3.01(j)(i).

“Representative” means, in respect of any Person and, as applicable, any officer, director, trustee, partner, employee, representative (including any financial, legal or other advisor) or agent of such Person or of any of its Subsidiaries.

“Required Consents” has the meaning set forth in Section 7.02(d).

“Required Notices” has the meaning set forth in Section 7.02(d).

“Required Securityholder Approval” has the meaning set forth in Section 2.02(b).

“Sanctioned Country” means any country or region that is the target of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, and the Crimea, Donetsk and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under International Trade Laws, including any Person (a) listed on any applicable Sanctions-related list, including, but not limited to, the U.S. Department of the Treasury Office of Foreign Assets Control's ("OFAC") Specially Designated Nationals and Blocked Persons List; (b) located, organized, or resident in a Sanctioned Country; and (c) that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a)-(b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by Canada, the United States, (including, but not limited to, the U.S. Department of Commerce, the U.S. Department of State, and OFAC), the United Nations Security Council, the European Union or any member state thereof, the United Kingdom (including HM’s Treasury), or any other Governmental Entity with jurisdiction over any Party hereto.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Authorities” means the Canadian Securities Authorities and the SEC, as applicable.

“SEDAR+” means the System for Electronic Document Analysis Retrieval + maintained by or on behalf of the Canadian Securities Administrators.

“Sensitive Information” means all Personal Information, confidential information, proprietary information, Intellectual Property, Controlled Unclassified Information and any other information protected by applicable Law or Contract that is collected, maintained, stored, transmitted, used, disclosed or processed by or on behalf of the Company or any of its Subsidiaries.

“Special Committee” means the special committee of the Board of the Company formed in connection with the Transactions.

“Subsidiary” with respect to any Person, any other Person of which such first Person (either alone or through or together with one or more of its other Subsidiaries) (a) owns, directly or indirectly, more than 50% of the shares or other equity interests the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or (ii) generally entitled to share in the profits or capital of such legal entity, or (b) controls or directs the management, whether through Contract or otherwise.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made after the date of this Agreement from a Person (other than the Parent or the Purchaser) or group of Persons “acting jointly or in concert” (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids) to acquire not less than all of the outstanding Company Shares (other than Company Shares beneficially owned by such Person or group of Persons making the Acquisition Proposal) or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis that:

(a)	complied with Applicable Securities Laws;

(b)	did not result from or involve a breach of Article VI;

(c)	the Board has determined in good faith, after receiving the advice of its outside legal and financial advisors, is reasonably likely of being completed, without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal (including the terms and conditions of such proposal (including the transaction consideration, which shall consist exclusively of cash and/or publicly-traded securities), conditionality and timing) and the Person or group of Persons making such Acquisition Proposal and their respective Affiliates;

(d)	is not subject to a financing condition and, in respect of which it has been demonstrated to the satisfaction of the Board, in its good-faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that adequate arrangements have been made to ensure that the required funds are fully committed and non-contingent and will be available to effect payment in full for all of the Company Shares or assets, as the case may be, and all other amounts payable in connection with such Acquisition Proposal;

(e)	is not subject to a due diligence condition or access condition; and

(f)	the Board determines, in its good-faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal and their Affiliates, would if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction that is more favourable, from a financial point of view, to Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Parent pursuant to Section 6.04(b)).

“Superior Proposal Notice” has the meaning set forth in Section 6.04(a)(iii).

“Supporting Shareholders” means each of the Company’s directors and officers who are Company Shareholders, Company Warrantholders and Company Optionholders, and each of the Company Shareholders set forth on Section 1.01(b) of the Disclosure Letter.

“Tax Act” means the Income Tax Act (Canada).

“Tax” or “Taxes” means: (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, royalties, capital, capital stock, production, volume, quantity, recapture, transfer, land transfer, licence, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, provincial sales, use, value-added, fuel, carbon, excise, special assessment, stamp, withholding, business, franchising, real, immovable or personal or movable property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, countervailing, import or export, and including all licence and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts described in paragraph (a) above or this paragraph (b); (c) any liability for the payment of any amounts of the type described in paragraphs (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (d) any liability for the payment of any amounts described in paragraphs (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party, and in each case, whether disputed or not.

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, claims or refund filings and statements (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) made, prepared or filed or required to be filed in connection with the determination, assessment, collection or payment of any Tax or the implementation or enforcement of any Laws, regulation or administrative requirements relating to any Tax.

“Terminating Party” has the meaning set forth in Section 5.08(c).

“Termination Fee” has the meaning set forth in Section 8.04(b).

“Termination Fee Event” has the meaning set forth in Section 8.04(b)

“Termination Notice” has the meaning set forth in Section 5.08(c).

“Third-Party Beneficiaries” has the meaning set forth in Section 10.06.

“Transactions” means the transactions contemplated by this Agreement, including the Bridge Loan, and any ancillary documents, agreements or arrangements, including any schedules, exhibits or letters attached hereto or thereto.

“Transferred Personal Information” means the Personal Information disclosed or conveyed to the Parent and the Purchaser by or on behalf of the Company or any of its Subsidiaries, in relation to, as a result of or in connection with the Transactions, and includes all such Personal Information disclosed to the Parent and the Purchaser prior to the execution of this Agreement.

“TSXV” means the TSX Venture Exchange.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“U.S. Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Securities Exchange Act and any applicable state securities laws.

“U.S. Tax Code” means the Internal Revenue Code of 1986, as amended.

“Voting and Support Agreements” means the agreements to vote in favour of the Arrangement Resolution dated the date of this Agreement and made between the Parent, the Purchaser and each of the Supporting Shareholders set forth in Section 1.01(b) of the Disclosure Letter.

“Willful Breach” means with respect to any representation, warranty, agreement or covenant in this Agreement, a breach of this Agreement that is a consequence of an act or omission by the Breaching Party with the actual knowledge that the taking of such act or failure to act, as applicable, would, or would reasonably be expected to, cause a breach of this Agreement.

Section 1.02     Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(a)	Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(b)	Currency. Unless otherwise specified, all references to dollars or to $ are references to Canadian dollars. In the event that any amounts are required to be converted from a foreign currency to Canadian dollars or vice versa, such amounts shall be converted using the most recent closing exchange rate of The Bank of Canada available before the relevant calculation date.

(c)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number include the plural and vice versa.

(d)	Certain Phrases, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. Unless stated otherwise, “Article”, “Section” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.

(e)	Capitalized Terms. All capitalized terms used in any Schedule or in the Disclosure Letter shall have the meanings ascribed to them in this Agreement.

(f)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of any of Sai Huda, Andy Kim, Dong Shim or Bryan Rho, in each case, after making reasonable inquiry.

(g)	Statutory References. Any reference to a particular statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, consolidated, replaced or re-enacted.

(h)	Date for Any Action. If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day that is a Business Day.

(i)	Time References. References to time are to local time in Vancouver, British Columbia. When computing any time period in this Agreement, the following rules shall apply:

(i)	the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included; and

(ii)	any day that is not a Business Day shall be included in the calculation of the time period; however, if the day of the deadline or expiry of the time period falls on a day that is not a Business Day, the deadline or time period shall be extended to the next following Business Day.

(j)	Consent. If any provision requires the approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(k)	Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(l)	Schedules. The Schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

(m)	Data Room. The term “made available” or “provided” and words of similar import mean, with respect to any document, that such document was previously made available in the Data Room relating to the Transactions maintained by the Company to which the Parent and its Representatives have unrestricted access on or prior to two (2) Business Days prior to the date of execution of this Agreement.

Article II.
The Arrangement

Section 2.01     The Arrangement

The Parties agree to implement the Arrangement in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

Section 2.02     Interim Order

As soon as reasonably practicable after the date of this Agreement, and in any event in sufficient time to permit the Company Meeting to be held in accordance with Section 2.04, the Company shall apply in a manner and form acceptable to the Parent, acting reasonably, pursuant to Section 291 of the BCBCA and, in co-operation with the Parent, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(a)	for the calling and holding of the Company Meeting and for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting, and for the manner in which such notice is to be provided;

(b)	that the required level of approval for the Arrangement Resolution (the “Required Securityholder Approval”) shall be: (i) at least two-thirds of the votes cast on the Arrangement Resolution by Company Shareholders present in person or represented by proxy at the Company Meeting, (ii) at least two-thirds of the votes cast on the Arrangement Resolution by the Company Shareholders, the Company Warrantholders and the Company Optionholders, voting together as a single class, and (iii) if, and to the extent, required, at least a majority of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or represented by proxy at the Company Meeting voting together as a single class, excluding for this purpose votes attached to Company Shares held by Persons described in items (a) through (d) of section 8.1(2) of MI 61-101;

(c)	that, the Company Meeting may be held as a virtual-only or hybrid securityholder meeting and that Company Shareholders, Company Warrantholders and Company Optionholders that participate in the Company Meeting by virtual means will be deemed to be present at the Company Meeting, including for purposes of establishing quorum;

(d)	that, if a virtual-only Company Meeting is held with the approval of the Court, such Company Meeting will be deemed to be held at the location of the Company’s registered office;

(e)	for the grant of the Dissent Rights only to those Company Shareholders who are registered Company Shareholders as of the deadline for exercising Dissent Rights as contemplated in the Plan of Arrangement;

(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed to by the Parties without the need for additional approval of the Court and without the necessity of first convening the Company Meeting or obtaining any vote of the Company Shareholders, Company Warrantholders and Company Optionholders, and notice of any such adjournment or postponement shall be given by such method as the Parties may agree is appropriate in the circumstances;

(h)	confirmation of the record date for the purposes of determining the Company Shareholders, the Company Warrantholders and the Company Optionholders entitled to receive notice of and to vote at the Company Meeting in accordance with the Interim Order;

(i)	that the record date for Company Shareholders, Company Warrantholders and Company Optionholders entitled to notice of and to vote at the Company Meeting will not change as a result of any adjournment or postponement of the Company Meeting, unless required by Law or the Court;

(j)	that each Company Shareholder, Company Warrantholder, Company Optionholder and any other affected Person shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter a response within the prescribed time and in accordance with the procedures set out in the Interim Order;

(k)	that, subject to the foregoing and in all other respects, other than as ordered by the Court, the terms, restrictions and conditions of the Company Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(l)	that the deadline for the submission of proxies by Company Shareholders, Company Warrantholders and Company Optionholders for the Company Meeting shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the Company Meeting, subject to waiver by the Company in accordance with this Agreement; and

(m)	for such other matters as the Parent may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably conditioned, withheld or delayed, and subject to the approval of the Court.

Section 2.03     Company Circular

(a)	The Company shall, as promptly as reasonably practicable following the execution of this Agreement, prepare and complete, in consultation with the Parent as contemplated by this Section 2.03, the Company Circular, together with any other documents required by Law in connection with the Company Meeting, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Company Circular and such documents to be filed with the Securities Authorities or any other Governmental Entity (including the TSXV) and sent to each Company Shareholder, Company Warrantholders, Company Optionholder and other Person as required by the Interim Order and Law, in each case so as to permit the Company Meeting to be held in accordance with Section 2.04.

(b)	The Company shall ensure that the Company Circular complies, in all material respects with applicable Law and the Interim Order, does not contain any Misrepresentation (other than with respect to any written information concerning the Parent or the Purchaser that is furnished in writing by or on behalf of the Parent or its Representatives for inclusion in the Company Circular pursuant to Section 2.03(c)) and provides the Company Shareholders, the Company Warrantholders and the Company Optionholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company Circular must include:

(i)	a copy of the Interim Order;

(ii)	a summary and a copy of the Fairness Opinion;

(iii)	a statement that the Special Committee has unanimously determined that the Arrangement is fair and reasonable to the Company Shareholders, Company Warrantholders and the Company Optionholders and in the best interests of the Company, and unanimously recommended that the Board (A) approve this Agreement and the Arrangement and (B) recommend that the Company Shareholders, the Company Warrantholders and the Company Optionholders vote in favour of the Arrangement Resolution;

(iv)	a statement that the Board has received the unanimous recommendation of the Special Committee, has received the Fairness Opinion and has, after receiving advice from its financial advisor and outside legal counsel, unanimously: (A) determined that the Arrangement is fair and reasonable to the Company Shareholders, the Company Warrantholders and the Company Optionholders and in the best interests of the Company and (B) recommends that the Company Shareholders, the Company Warrantholders and the Company Optionholders vote in favour of the Arrangement Resolution (the “Board Recommendation”);

(v)	the rationale for the Board Recommendation; and

(vi)	a statement that each director and officer of the Company has entered into a Voting and Support Agreement pursuant to which such Person has agreed to vote, or cause to be voted, all their Company Shares, Company Warrants and Company Options in favour of the Arrangement Resolution in accordance with the terms of the Voting and Support Agreement.

(c)	The Parent shall provide to the Company in writing all reasonably necessary information concerning the Parent and the Purchaser that is required by applicable Law to be included in the Company Circular or other related documents and ensure that such information does not contain a Misrepresentation concerning the Purchaser. The Parent shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

(d)	The Company shall promptly furnish the Parent with copies of all written correspondence, and summaries of all material oral communications, between the Company or any of its Representatives, on the one hand, and the Securities Authorities, the SEC, Nasdaq or any other Governmental Entity, on the other hand, relating to the Transactions. The Company shall allow the Parent and its Representatives a reasonable opportunity to review and comment on drafts of the Company Circular and other documents, agreements or arrangements prior to the Circular and such documents being submitted to any Governmental Entity, printed or mailed to Company Shareholders, Company Warrantholders and Company Optionholders or filed with any Governmental Entity, and shall consider such comments made by the Parent and its Representatives in good faith, and agrees that all information relating solely to the Parent that is furnished by or on behalf of the Parent for inclusion in the Company Circular or other documents, agreements or arrangements must be in a form and content satisfactory to the Parent, acting reasonably. The Company shall provide the Parent with final copies of the Company Circular and all other related documents prior to mailing such documents to the Company Shareholders, the Company Warrantholders and Company Optionholders. To the extent permitted by applicable Law, the Company shall permit the Parent and its Representatives to participate in all meetings, telephone conferences and other substantive communications with the Securities Authorities, the SEC, Nasdaq and any other Governmental Entity relating to the Transactions.

(e)	The Company shall promptly notify the Parent if it becomes aware that the Company Circular contains a Misrepresentation or otherwise requires an amendment or supplement and the Parties shall co-operate in the preparation of any amendment or supplement to the Company Circular as required or appropriate and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to the Persons to whom the Company Circular was sent pursuant to Section 2.03(a) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required. The Company shall allow the Parent and its outside legal counsel a reasonable opportunity to review and comment on any such amendment or supplement to the Company Circular prior to any filing or dissemination thereof and shall give reasonable consideration to any comments made by the Parent and its outside legal counsel thereon. The Company shall provide the Parent with final copies of any such amendment or supplement to the Company Circular prior to the filing or dissemination thereof.

(f)	The Company shall promptly inform the Parent of the receipt of any communication, request or comment, whether written or oral, from any Securities Authority or other Governmental Entity (including the TSXV) with respect to the Company Circular, the Company Meeting or the Arrangement, and shall promptly provide copies of all correspondences between the Company and its Representatives, on the one hand, and any such Securities Authority or other Governmental Entity (including the TSXV), on the other hand. The Company shall respond as promptly as practicable to any communication, request or comment, whether written or oral, from any Securities Authority or other Governmental Entity (including the TSXV) with respect to the Company Circular, the Company Meeting or the Arrangement, and shall consult with the Parent and its outside legal counsel prior to submitting any responses or other communications to any Securities Authority or other Governmental Entity (including the TSXV). In connection with the submission of any response to any Securities Authority or other Governmental Entity (including the TSXV), the Company shall allow the Parent and its outside legal counsel a reasonable opportunity to review and comment on such response and shall give reasonable consideration to any comments made by the Parent and its outside legal counsel thereon.

Section 2.04     Company Meeting

Subject to the receipt of the Interim Order and the terms of this Agreement and the Interim Order, the Company shall:

(a)	convene and conduct the Company Meeting in accordance with the Interim Order, the Company Constating Documents and Law as promptly as practicable (but in any event not later than October 19, 2026), with the record date for notice of and voting at the Company Meeting to be as soon as reasonably practicable after the date of this Agreement (and, subject to applicable Law, in any event on or before August 31, 2026), and, in this regard, the Company shall abridge, as necessary, any time periods that may be abridged under Applicable Securities Laws;

(b)	not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Parent, except as (i) required or permitted under Section 5.08(d) or Section 6.04(e); (ii) required for quorum purposes (in which case, the Company Meeting shall be adjourned and not cancelled); or (iii) required by Law or a Governmental Entity;

(c)	unless the Board has made a Change in Recommendation in accordance with Section 6.04(a), to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the Transactions, including, if so requested by the Parent and at the Parent’s expense, using established proxy solicitation services firms selected by the Parent and co-operating such proxy solicitation services firms and with any Persons engaged by the Parent to solicit proxies in favour of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the Transactions;

(d)	permit the Parent to, at the Parent’s expense, on behalf of the management of the Company, directly or through a proxy solicitation services firm of its choice, actively solicit proxies, on behalf of management of the Company, in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the Transactions in compliance with Law, and the Company shall disclose in the Company Circular that the Parent may make such solicitations;

(e)	promptly provide the Parent with copies of or access to information regarding the Company Meeting generated by the Company’s transfer agent or any proxy solicitation services firm retained by the Company, as reasonably requested from time to time by the Parent;

(f)	except as required by applicable Law, or with the prior written consent of the Parent, not propose or submit for consideration at the Company Meeting any business other than the Arrangement Resolution;

(g)	consult with the Parent in fixing the date of the Company Meeting and the record date for the Company Meeting in accordance with Section 2.04(a), give notice to the Parent of the Company Meeting, and allow the Parent’s Representatives and outside legal counsel to attend the Company Meeting;

(h)	promptly advise the Parent, at such times as the Parent may reasonably request and on a daily basis on each of the last 15 Business Days prior to the date of the Company Meeting, as to the aggregate tally of proxies (for greater certainty, specifying votes “for” and votes “against” the Arrangement Resolution) received by the Company in respect of the Arrangement Resolution;

(i)	promptly advise the Parent of any communication (written or oral) received from, or claims brought by (or, to the knowledge of the Company, threatened to be brought by), any Person in opposition to the Arrangement, any written notice of dissent or purported exercise of Dissent Rights received by the Company in relation to the Arrangement and any withdrawal of Dissent Rights received by the Company and, subject to Law, provide the Parent with an opportunity to review and comment upon any written communication sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or Proceedings with or including any such Persons;

(j)	not settle, compromise or make any payment with respect to, or agree to settle, compromise or make any payment with respect to, any exercise or purported exercise of Dissent Rights;

(k)	notify the Parent if any beneficial holders of any Company Shares seek to become registered Company Shareholders by withdrawing their Company Shares from the book-based system;

(l)	not change the record date for the Company Shareholders, the Company Warrantholders or the Company Optionholders entitled to receive notice of and to vote at the Company Meeting (including in connection with any adjournment or postponement of the Company Meeting) unless required by Law and, in such event, any new or amended record date shall be acceptable to the Parent, acting reasonably

(m)	at the reasonable request of the Parent from time to time, provide the Parent with a list of the: (i) registered Company Shareholders, together with their addresses and respective holdings of Company Shares; (ii) names, addresses and holdings of all Persons owning securities that entitle the holder to subscribe for or otherwise acquire Company Shares; and (iii) participants and book-based nominee registrants, such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares, all as of a date that is as close as reasonably practicable to the date of delivery of such lists, and shall from time to time require that its registrar and transfer agent furnish the Parent with such additional information, including updated or additional lists of Company Shareholders and lists of securities positions and other assistance as the Parent may reasonably request; and

(n)	not waive (i) any failure by any Company Shareholder to timely deliver notice of the exercise of Dissent Rights or (ii) the deadline for the submission of proxies by Company Shareholders, Company Warrantholders or Company Optionholders for the Company Meeting, in each case, without the prior written consent of the Parent.

Section 2.05     Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 291 of the BCBCA, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting or within such other period as the Parties may agree in writing, acting reasonably, and after providing notice to the Company Shareholders of their right to participate at such hearing of the Court with respect to the application and issuance of the Final Order.

Section 2.06     Court Proceedings

In connection with all Proceedings relating to obtaining the Interim Order and the Final Order, the Company shall, subject to the terms of this Agreement:

(a)	diligently pursue, and co-operate with the Parent in diligently pursuing, the Interim Order and the Final Order and any appeal therefrom or any amendment thereto;

(b)	provide the Parent and its outside legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with, or submitted to, the Court in connection with the Arrangement (including drafts of the petition for Interim Order and Final Order, affidavits, Interim Order and Final Order) and give reasonable and due consideration to all such comments of the Parent and its outside legal counsel; provided that, all information relating to the Parent or the Purchaser included in such materials shall be in a form and substance satisfactory to the Parent, acting reasonably;

(c)	provide to the Parent and its outside legal counsel, on a timely basis, copies of any response to petition, evidence or other documents served on the Company or its outside legal counsel in respect of the application for the Interim Order or the Final Order, or any appeal from them and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(d)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(e)	not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, the Parent is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Parent’s or the Purchaser’s obligations, or diminishes or limits the Parent’s or the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement, the Arrangement and the Voting and Support Agreements.

(f)	oppose any appearance, proposal or motion from any Person that the Final Order contain any provision inconsistent with this Agreement or the Plan of Arrangement and shall consult with the Parent with respect to the defence or settlement of any Company Shareholder or derivative proceeding and shall not settle in respect of any Proceeding without the Parent’s prior written consent;

(g)	if the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so only after notice to, and in consultation and co-operation with, the Parent and its outside legal counsel; and

(h)	not object to the outside legal counsel to the Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order, or any appeal therefrom or any amendment thereto, as such counsel considers appropriate; provided that, the Parent advises the Company of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement.

Section 2.07     Treatment of Convertible Securities

Subject to the Plan of Arrangement, pursuant to the Arrangement:

(a)	all outstanding Company Options, whether vested or unvested, shall cease to represent an option or other right to acquire Company Shares and shall be cancelled following the Effective Time in accordance with the Plan of Arrangement in exchange for a cash payment equal to the Consideration, less applicable withholdings; and

(b)	all outstanding Company Warrants shall cease to represent a warrant or other right to acquire Company Shares and shall be cancelled following the Effective Time in accordance with the Plan of Arrangement and shall receive no consideration in connection with the Arrangement or the Transactions. No Company Warrant shall be assumed or continued by Parent, the Purchaser or the Company in connection with the Arrangement or the Transactions.

Section 2.08     The Arrangement and Effective Date

The Parties agree that the Arrangement will be implemented in accordance with, and subject to the terms and conditions contained in, this Agreement and the Plan of Arrangement. From and after the Effective Time, the steps to be carried out pursuant to the Arrangement shall become effective in accordance with the Plan of Arrangement. The Effective Date shall occur on the date upon which the Parties agree in writing as the Effective Date or, in the absence of such agreement, ten (10) Business Days following the satisfaction or waiver (subject to Laws) of the last of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the applicable Party or Parties in whose favour the condition is stipulated, of those conditions as of the Effective Date). The Arrangement shall be effective at the Effective Time on the Effective Date. From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by Law.

Section 2.09     Payment of Consideration

The Purchaser shall, prior to the Effective Time, deliver or cause to be delivered to the Depositary in escrow pending the Effective Time, cash in an aggregate amount sufficient to satisfy the aggregate Consideration payable at the Effective Time, as provided in the Plan of Arrangement (other than with respect to Company Shareholders exercising Dissent Rights).

Section 2.10     Withholdings

The Parties, the Depositary and any Person that makes a payment hereunder or under the Plan of Arrangement, as applicable, shall be entitled to deduct or withhold (or cause to be deducted or withheld) from any amount payable or otherwise deliverable to any Person hereunder or under the Plan of Arrangement and from all dividends, interest or other amounts payable to any Person (including, for greater certainty and as applicable, any Company Shareholder, and any Dissenting Holder) such amounts as any of the Parties or the Depositary or such other Person may be required or permitted to deduct or withhold therefrom under any provision of applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the Person to whom such amounts would otherwise have been paid; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

Section 2.11     Adjustment to Consideration

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time:

(a)	the issued and outstanding Company Shares shall have been changed into a different number of shares by reason of any split, consolidation, stock dividend, reclassification, recapitalization or exchange of shares, or any similar event related to the issued and outstanding Company Shares; or

(b)	the Company shall have declared, set aside or paid any dividend, return of capital or other distribution on the Company Shares with a record date on or prior to the Effective Date;

then the Consideration to be paid per Company Share shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement and the Arrangement prior to such action, and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Company Share, subject to further adjustment in accordance with this Section 2.11. For certainty, nothing in this Section 2.11 shall derogate from the covenants, terms and conditions in this Agreement or be construed to permit the Parent, the Purchaser, the Company or any of their respective Affiliates to take any action that is otherwise prohibited by the terms of this Agreement or to cure any breach or inaccuracy of any representation, warranty or covenant given by a Party under this Agreement.

Article III.
Representations and Warranties of the Company

Section 3.01     Representations and Warranties of the Company

Except as disclosed in the Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Disclosure Letter shall be deemed to be an exception to (or, as applicable, disclosure for the purposes of) (i) the representations and warranties of the Company that are contained in the corresponding section of this Agreement and (ii) any other representation or warranty of the Company in this Agreement to which the relevance of such fact or item is reasonably apparent on its face), the Company represents and warrants to the Parent and the Purchaser as follows and acknowledges and agrees that the Parent and the Purchaser are relying upon such representations and warranties in connection with the entering of this Agreement and the consummation of the Arrangement:

(a)	Organization and Qualification. The Company and each of its Subsidiaries is:

(i)	a corporation or other entity duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all corporate or similar power and capacity to carry on its business as now conducted and to own, lease and operate its assets and properties; and

(ii)	duly qualified or licensed to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary.

(b)	Company Constating Documents. The Company has previously made available to the Parent true and complete copies of the Company Constating Documents and the organizational documents of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Constating Documents or any of the organizational documents of each of the Subsidiaries. The Company has made available to the Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company Shareholders, the Board and each committee of the Board held since July 31, 2024.

(c)	Corporate Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and consummate the Transactions. The execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate or similar action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Transactions other than the Required Securityholder Approval, the Interim Order and the Final Order.

(d)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation on enforcement under Laws relating to bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally. The Required Securityholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities of the Company or any of its Subsidiaries required in connection with the consummation of the Transactions. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the Transactions to be consummated by the Company other than the Arrangement.

(e)	Governmental Authorization. The execution and delivery of this Agreement by the Company, the performance of its and its Subsidiaries’ obligations under this Agreement and the consummation of the Transactions do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or any of its Subsidiaries, other than: (i) the Key Regulatory Approvals and any filings required in order to obtain, and any approvals required by, the Key Regulatory Approvals; and (b) filings under the BCBCA in respect of the Arrangement.

(f)	Non-Contravention. The execution and delivery of this Agreement by the Company, the performance of its and its Subsidiaries’ obligations under this Agreement and the consummation of the Arrangement by the Company and its Subsidiaries and the Transactions do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	contravene, conflict with, or result in any violation, default (with or without notice or lapse of time, or both) under, breach of, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of the Company Constating Documents or the organizational documents of any Subsidiary of the Company;

(ii)	assuming compliance with the matters referred to in Section 3.01(e), contravene, conflict with or result in a violation, default (with or without notice or lapse of time, or both) under, breach of, or give rise to a right of, or result in, termination, cancelation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets;

(iii)	except as set out in Section 3.01(f)(iii) of the Disclosure Letter, allow any Person to exercise any right, require any consent, or notice under or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation, or the loss of any benefit to which the Company or any of its Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provisions or other restrictions or limitations) under any Material Contract or any Authorization to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound; or

(iv)	result in the creation or imposition of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries.

(g)	Capitalization.

(i)	The authorized capital of the Company consists of an unlimited number of common shares.

(ii)	As of the date of this Agreement, there are 26,766,269 Company Shares issued and outstanding.

(iii)	As of the date of this Agreement, there are 4,205,300 Company Shares issuable upon the exercise of outstanding Company Options. Section 3.01(g)(iii) of the Disclosure Letter contains a list of the outstanding Company Options with details regarding the holders, date of grant, exercise price and the vesting terms of such securities. All of the outstanding Company Options have been duly authorized by the Board (or a duly authorized committee thereof) and issued in compliance with applicable Laws (including Applicable Securities Laws) and the terms of the Company Option Plan.

(iv)	As of the date of this Agreement, there are 75,000 Company Shares issuable upon the exercise of outstanding Company Warrants. Section 3.01(g)(iv) of the Disclosure Letter contains a list of the outstanding Company Warrants with details regarding the holders, date of grant, exercise price and expiry date of such securities. All of the outstanding Company Warrants have been duly authorized by the Board and issued in compliance with applicable Laws (including Applicable Securities Laws). The Company has made available to Parent an accurate and complete copy of each Company Warrant. As of the Effective Time, no former holder of a Company Warrant will have any rights with respect to such Company Warrant and shall receive no consideration in connection with the Arrangement or the Transactions.

(v)	Except for outstanding Company Warrants and Company Options, there are no issued, outstanding or authorized options, equity-based awards, warrants, director share units, restricted share units, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation, subscription or other rights, or any other agreements, arrangements, understandings, instruments or commitments of any kind that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue or sell any, or create any additional classes of, securities of the Company or any of its Subsidiaries, or give any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens and transfer restrictions of any nature whatsoever.

(vi)	There are no outstanding contractual or other obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries or to qualify securities for public distribution in Canada, the United States or elsewhere. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the Company Shareholders or such Subsidiary on any matter.

(vii)	Other than the Company Shares, there are no securities or other instruments or obligations of the Company or any of its Subsidiaries that carry (or which is convertible into, or exchangeable for, securities having) the right to vote generally with the Company Shareholders on any matter.

(viii)	There are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other similar rights or arrangements to acquire from the Company or any of its Subsidiaries, or obligations or commitments of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(h)	Shareholders and Similar Agreements. None of the Company or any of its Subsidiaries is a party to any shareholders agreement, shareholder agreement, pooling, voting or other similar arrangement or agreement relating to the ownership or voting of any securities of the Company or any of its Subsidiaries, or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company or any of its Subsidiaries. To the knowledge of the Company, other than the Voting and Support Agreements, there are no irrevocable proxies or voting Contracts with respect to any securities issued by the Company or any of its Subsidiaries.

(i)	Subsidiaries.

(i)	Section 3.01(i) of the Disclosure Letter sets forth an accurate and complete list of (x) each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the ownership of the equity interests of each Subsidiary and (y) all directors and officers (or an individual with a similar or equivalent position) of each such Subsidiary.

(ii)	Other than the Subsidiaries set out in Section 3.01(i) of the Disclosure Letter, the Company has no direct or indirect Subsidiaries nor does it own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(iii)	The Company, directly or indirectly, owns all of the issued and outstanding shares and other interests of each of its Subsidiaries, free and clear of any Liens and all of the issued and outstanding shares or interests directly or indirectly owned by the Company have been duly authorized and validly issued and are fully paid and non-assessable shares or interests, and no such shares or interests have been issued in violation of any pre-emptive or similar rights.

(iv)	There are no Contracts, arrangements or restrictions that require the Company’s Subsidiaries to issue, sell or deliver any shares or other interests, or any securities convertible into or exchangeable for, any shares or other interests.

(v)	There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

(j)	Securities Law Matters.

(i)	Other than as disclosed in Section 3.01(j) of the Disclosure Letter, the Company is a reporting issuer under applicable Canadian Securities Laws in each of the provinces of British Columbia, Alberta and Ontario (the “Reporting Jurisdictions”) and is not in on the list of reporting issuers in default (or the equivalent), and is in material compliance with all Applicable Securities Laws. The Company Shares are listed and posted for trading on the TSXV, and trading in the Company Shares on the TSXV is not currently halted or suspended. None of the Subsidiaries of the Company are subject to any continuous or periodic or other disclosure requirements under Applicable Securities Laws.

(ii)	The Company has not taken any action to cease to be a reporting issuer in the Reporting Jurisdictions nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No Proceeding or Order for the delisting, suspension of trading, or cease trade or other Order or restriction with respect to any securities of the Company is in effect or pending or, to the knowledge of the Company, has been threatened, or is expected to be implemented or undertaken.

(iii)	The Company has timely filed with the Securities Authorities all forms, reports, schedules, statements, and other documents required to be filed under Applicable Securities Laws since December 31, 2023. The documents comprising the Company Filings, as of their respective dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such subsequent filing), complied as filed in all material respects with applicable Law and did not contain any Misrepresentation. Other than as set out in Section 3.01(j)(iii) of the Disclosure Letter, the Company has not filed any confidential material change report or other confidential filing with any Securities Authority which, at the date of this Agreement, remains confidential. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Company Filings. Neither the Company nor any of its Subsidiaries is subject to any ongoing Proceeding, audit, inquiry or review by any Securities Authority and, to the knowledge of the Company, no such Proceeding, audit, inquiry or review is threatened.

(iv)	The Company Shares are not and are not required to be registered pursuant to section 12 of the U.S. Securities Exchange Act and the Company is not required to file reports pursuant to sections 13(a) or 15(d) of the Securities U.S. Exchange Act. The Company is (i) a foreign private issuer as defined in Rule 405 under the U.S. Securities Act, and (ii) is not registered or required to register as an investment company under the U.S. Investment Company Act.

(k)	Financial Statements. The Company’s audited consolidated financial statements (including any of the notes or schedules thereto, the auditor’s report thereon and the related management’s discussion and analysis) and unaudited consolidated interim financial statements (including any of the notes or schedules thereto and the related management’s discussion and analysis) included in or incorporated by reference to the Company Filings: (i) comply as to form in all material respect with the published rules and regulations of the Applicable Securities Laws with respect thereto as of their respective date; (ii) were prepared in accordance with IFRS, consistently applied throughout the periods referred to therein (except as expressly set forth in the notes thereto) and (iii) fairly present, in all material respects, the assets, liabilities, consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of their respective dates and for the periods covered by such financial statements, and there have been no changes in accounting methods, policies or practices of the Company or any of its Subsidiaries during such periods (except, in each case, as expressly set forth in the notes to such financial statements). The Company does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Company’s financial statements referred to in this Section 3.01(k).

(l)	Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has never been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with respect to the present or any former auditor of the Company.

(m)	Books and Records. The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all respects, in accordance with applicable Laws and IFRS; (ii) accurately and fairly reflect, in all respects, the transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis of the Company’s financial statements.

(n)	Minute Books. The corporate minute books of the Company and its Subsidiaries contain the minutes of all meetings and resolutions of their respective boards of directors and each committee thereof and have been maintained in accordance with applicable Laws and are complete and accurate in all material respects. True and correct copies of the minute books of the Company and each of its Subsidiaries have been provided in the Data Room, except for any portions of minutes of meetings of the Board and committees of the Board relating to the processes surrounding the potential sale of the Company leading to the execution of this Agreement.

(o)	No Undisclosed Liabilities. Except as disclosed in Section 3.01(o) of the Disclosure Letter, there are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, known or unknown, due or to become due, determined, determinable or otherwise, and whether or not required to be recorded or reflected on a balance sheet under IFRS, other than liabilities or obligations: (i) specifically disclosed and adequately reserved against in the audited consolidated financial statements of the Company as at and for the fiscal year ended July 31, 2025 (including any notes or schedules thereto) included in the Company Filings; (ii) incurred in the Ordinary Course since July 31, 2025; or (iii) reasonably incurred after July 31, 2025 in connection with this Agreement or the Transactions. None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off- balance sheet Contract, arrangement or understanding (including any Contract, arrangement or understanding between the Company or any of its Subsidiaries, on the one hand, and any unconsolidated entity, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any other “off-balance sheet arrangements” (as defined in the instructions contained in Form 51-102F1 – Management’s Discussion & Analysis).

(p)	Absence of Certain Changes or Events. Since July 31, 2025 through the date of this Agreement, other than the Transactions, (i) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course; (ii) there has not occurred a change, event, occurrence or development or prospective change, event, occurrence or development that had or would reasonably be expected to have a Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has amended or made any changes to its respective organizational documents or constating documents; (iv) there has been no material write-down in the assets of the Company or its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (vi) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the consent of the Parent, would constitute a breach or violation of Section 5.01(b).

(q)	Related Party Transactions. Except as disclosed in Section 3.01(q) of the Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any Contract (including any loan, Contract, arrangement or understanding) with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, on the one hand, and with any director, officer, Company Employee or contractor of the Company or any of its Subsidiaries or holder of record or beneficial owner of 5% or more of the Company Shares, or Associate or Affiliate of any such officer, director, Company Employee, contractor or beneficial owner, on the other hand (each of the foregoing, a “Related Party”, and such transaction, a “Related Party Transaction”). No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, vendor, supplier or other independent contractor of the Company or any of its Subsidiaries, or any Person which is party to a Contract with the Company or any of its Subsidiaries.

(r)	Compliance with Law. The Company and each of its Subsidiaries are, and at all times since July 31, 2024, have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, in all material respects. Neither the Company nor any of its Subsidiaries has received, since January 1, 2024, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets.

(s)	Authorizations. The Company and each of its Subsidiaries are, and at all times since January 1, 2024, have been, in compliance with, own, possess or have obtained all Authorizations that are required by Law in connection with the (i) operation of their businesses and (ii) ownership, operation or use of their properties and assets. Each such Authorization is valid, in full force and effect and is renewable in the Ordinary Course. No Proceeding is in progress or, to the knowledge of the Company, pending or threatened in respect of or regarding any such Authorization that could reasonably be expected to result in the suspension, loss, adverse amendment or revocation of any such Authorizations.

(t)	Material Contracts.

(i)	Section 3.01(t)(i) of the Disclosure Letter sets out a complete and accurate list of all Material Contracts in existence as of the date hereof and true, correct and complete copies of all Material Contracts (including all material amendments, assignments and supplements thereto) have been provided in the Data Room.

(ii)	Each Material Contract is legal, valid and binding and in full force and effect and is enforceable against the Company and/or one or more of its Subsidiaries that are party thereto and, to the knowledge of the Company, each other party thereto, in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(iii)	None of the Company or any of its Subsidiaries is in breach or default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that with the passage of time or the giving of notice or both would result in such a breach or default.

(iv)	There is no, nor has the Company received any written notice of any, breach or default under nor does there exist any condition which, with the passage of time or the giving of notice or both, would result in a breach under any Material Contract by any other party to a Material Contract.

(v)	None of the Company or any of its Subsidiaries has received any written notice (or, to the knowledge of the Company, any verbal notice) that any party to a Material Contract intends to cancel, terminate or otherwise adversely modify or not renew its relationship with the Company or any of its Subsidiaries, and to the knowledge of the Company, no such action has been threatened.

(vi)	The Company and each of its Subsidiaries, and, to the knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Material Contract.

(u)	Restrictions on Conduct of Business. None of the Company or any of its Subsidiaries is a party to, or bound by, any non-competition agreement or any other Contract or any Order or Authorization which purports to: (i) limit the manner or the location in which the Company or any of its Subsidiaries may conduct any line of business; (ii) limit any business practice of the Company or any of its Subsidiaries; or (iii) restrict any acquisition or disposition of any assets or property by the Company or by any of its Subsidiaries.

(v)	Real Property.

(i)	Neither the Company nor any Subsidiary of the Company owns (or has ever owned) any real or immovable property, whether legally or beneficially.

(ii)	Section 3.01(v)(ii) of the Disclosure Letter sets forth a complete and accurate list of all Company Leased Properties. The Company or one of its Subsidiaries has good and marketable leasehold title to each of the Company Leased Properties, free and clear of any Liens other than Permitted Liens. The Company Leased Properties comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries.

(iii)	The Data Room contains complete and accurate copies of all Company Leases. Neither the Company nor any Subsidiary of the Company is a party to, or is under any Contract to become a party to, any agreement to lease, sublease, license or otherwise occupy real property other than the Company Leases. The Company Leases constitute all of the Contracts pertaining to the Company or its Subsidiaries’ use, occupation and enjoyment of the Company Leased Properties.

(iv)	With respect to all Company Leased Properties:

(A)	each Company Lease in respect thereof is in good standing, legal, valid, binding and in full force and effect and, to the knowledge of the Company, is a legal, valid, binding obligation of, and is enforceable against, each other party thereto in accordance with its terms subject to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction;

(B)	there is no event of material breach or default, or any event which, with the giving of notice, the lapse of time or both, would become an event of default, under any such Company Lease and none of the Company or any of its Subsidiaries has received or delivered any notice of any breach of, or default under, any such Company Lease;

(C)	to the knowledge of the Company, there is no breach of or default under any such Company Lease by any other party thereto;

(D)	the Company or one of its Subsidiaries is in full occupancy of the Company Leased Properties, and has not granted any Person any Contract or right to possess, lease, sublease, occupy, use or otherwise enjoy the Company Leased Properties;

(E)	all of the buildings, structures and appurtenances comprising the Company Leased Properties are adequate and suitable for the purposes for which they are currently being used and the conduct of business thereon, are in good operating condition and repair and have been maintained consistent with prudent industry standards generally followed in the industry, with no capital expenditures required that would be for the account of a tenant under the Company Leases; and

(F)	neither the Company nor any of its Subsidiaries has received written notice that any Company Leased Property or portion thereof (i) is subject to any pending or threatened suit for condemnation or expropriation or other taking by any Governmental Entity; or (ii) is in breach, violation or other non-compliance with applicable Law or Permitted Liens.

(w)	Personal Property. Each of the Company and its Subsidiaries is the owner of all of its personal property and assets with good and marketable title thereto except for Permitted Liens. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property leased by and material to the Company or any of its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries, as applicable, except for Permitted Liens. All material tangible personal property and assets owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair having regard their uses and ages, and are adequate and suitable for their respective uses, and conform to all applicable Laws. The Company and its Subsidiaries have conducted all required repair and maintenance on their respective material tangible personal property and assets owned or leased by the Company or any of its Subsidiaries as is customary in their business, and, except for ordinary, routine maintenance and repairs that are not material in nature or cost, no maintenance or repairs are required that would materially interrupt the operation of the business of the Company and its Subsidiaries as currently conducted in the Ordinary Course. The assets owned, leased or licensed by the Company and its Subsidiaries, and that will be owned, leased or licensed by the Company and its Subsidiaries as of the Effective Time, constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Company and its Subsidiaries to conduct their respective businesses in a manner materially consistent with the way in which such businesses are currently being conducted.

(x)	Intellectual Property; Data Privacy.

(i)	The Company and its Subsidiaries, as applicable, own and possess directly and exclusively all right, title and interest in and to, with a good and marketable title, free and clear of all Liens, encumbrances or any other rights of others (other than Permitted Liens), or have a valid licence to use or otherwise exploit (and are not in breach of any such license in any material respect), all Company Intellectual Property and there is no other Intellectual Property that is material to or necessary for the conduct of the Company or its Subsidiaries’ business as currently conducted or as presently proposed to be conducted, all of which rights shall in all material respects survive immediately following the execution and delivery of this Agreement. The consummation of the Transactions will not (A) impair any rights of the Company or its Subsidiaries, or cause the Company or its Subsidiaries to be in violation of or default under, any contract under which it has the right to use or otherwise commercialize or exploit in any way any Intellectual Property of any Person, (B) give rise to any termination or modification of, or entitle any other party to terminate or modify, any such contract, or (C) require the payment of (or increase the amount of) any royalties, fees, or other consideration with respect to the Company or its Subsidiaries’ use or exploitation of any Intellectual Property of any Person.

(ii)	Section 3.01(x)(ii) of the Disclosure Letter sets out a true, complete and accurate list of all (A) registered Copyrights, Patents, and Trademarks owned or purported to be owned by the Company and its Subsidiaries, (B) pending applications for registrations of Copyrights, Patents, and Trademarks owned or purported to be owned by the Company and its Subsidiaries, (C) all Internet domain names registered by or on behalf of the Company and its Subsidiaries ((A)-(C), collectively referred to herein as the “Company Registered Intellectual Property”), and (D) any material unregistered Trademark that is owned or purported to be owned by the Company and its Subsidiaries (indicating for each of (A) and (B) the Company or any of its Subsidiaries that own or purport to own such Intellectual Property, applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and date filed). The Company and its Subsidiaries have taken all action necessary or reasonably advisable, performed all customary or prudent acts, recorded or filed all documents, and paid all fees and Taxes (to the extent applicable) required or reasonably advisable to protect and maintain in full force and effect the Company Registered Intellectual Property. None of the Company Registered Intellectual Property is invalid or unenforceable in whole or in part.

(iii)	All Company Owned Intellectual Property was created by employees in the course of their employment or by contractors who have transferred and assigned all of their rights in and to such Company Owned Intellectual Property to the Company or one of its Subsidiaries pursuant to a valid and enforceable written assignment presently assigning to the Company or its Subsidiaries ownership of all rights in any such Company Owned Intellectual Property developed by such employee or contractor, solely or jointly with others, in the course and scope of his or her employment or engagement by the Company or its Subsidiaries and have waived their moral rights and rights of a similar nature in and to such Intellectual Property.

(iv)	All the Company Owned Intellectual Property is subsisting, in full force and effect and enforceable by the Company or one or more of its Subsidiaries, and, to the knowledge of the Company, are valid. No loss or expiration of the Company Intellectual Property is pending, reasonably foreseeable or threatened.

(v)	None of the Intellectual Property owned or licensed by the Company or its Subsidiaries (other than normal and routine off-the-shelf software licensed by the Company or its Subsidiaries) are subject to any Contract or Order (or Proceeding seeking an Order) or decree restricting the use, distribution, transfer, or licensing thereof by the Company or any of its Subsidiaries, other than under the terms of any license for any Intellectual Property licensed by the Company or its Subsidiaries that the Company or its Subsidiaries, as applicable, are in compliance with in all material respects.

(vi)	The Company and its Subsidiaries do not use or distribute or embed or link any Open Source Software in or in connection with any of the Company Owned Intellectual Property or Company Products in a manner that requires or would require, as a condition of the use, modification or distribution of such Open Source Software, that such Open Source Software or other Software linked with, called by, combined or distributed with such Open Source Software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge. The Company and its Subsidiaries are in material compliance with all licenses for Open Source Software.

(vii)	No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of Company Owned Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Owned Intellectual Property. No Company Owned Intellectual Property was developed by the Company or its Subsidiaries for, or under the specific request of, any Governmental Entity.

(viii)	The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve their rights in and to all material Intellectual Property owned by the Company, and to maintain the secrecy and confidentiality of all Trade Secrets owned by the Company or its Subsidiaries or in its possession.

(ix)	Neither the Company nor any of its Subsidiaries has disclosed any Trade Secrets or confidential Intellectual Property owned or licensed by the Company or its Subsidiaries (including the source code to any software) to any third Person other than pursuant to a customary Contract that requires such third party to keep all information comprising, or related to, such Intellectual Property confidential.

(x)	The Company and its Subsidiaries are in compliance in all material respects with its obligations under any Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has obtained the legal right to use any Intellectual Property owned by, or licensed from, a third party.

(xi)	As of the date of this Agreement, (A) there are no Proceedings or other claims in progress or pending, or threatened in writing or to the knowledge of the Company otherwise threatened, by any Person alleging any breach, infringement, violation or misappropriation, or interference (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person), by the Company or any of its Subsidiaries of or with the Intellectual Property of any Person, and there is no reasonable basis for any such claim or Proceeding, (B) there are no Proceedings or other claims in progress or pending or threatened in writing or to the knowledge of the Company otherwise threatened, by any Person challenging the Company’s or its Subsidiaries’ rights, title or interest in or to the Company Owned Intellectual Property or the right to use, commercialize or exploit any other Company Intellectual Property, or asserting the invalidity or unenforceability of any Company Owned Intellectual Property, and there is no reasonable basis for any such claim, (C) there are no Proceedings or other claims in progress or pending or threatened by the Company or any of its Subsidiaries alleging any breach, infringement, violation or misappropriation, or interference (including any cease-and-desist letters or demands or offers to license any Intellectual Property) by any Person of or with the Company Intellectual Property, and there is no reasonable basis for any such claim or Proceeding.

(xii)	Neither the Company Products nor the conduct of the Company and its Subsidiaries’ businesses as conducted in the past six (6) years has infringed, misappropriated or violated, and as presently conducted or presently proposed to be conducted does not and will not infringe, misappropriate or violate, any Intellectual Property of any other Person, whether directly, vicariously, indirectly, contributorily or otherwise. To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating or has in the past six (6) years infringed, misappropriated or violated any Company Owned Intellectual Property.

(xiii)	The Company and its Subsidiaries have taken reasonable steps and implemented reasonable safeguards to ensure that the IT Systems are substantially free from Harmful Code and protect its IT systems from other forms of cyber attacks. The IT Systems are adequate for the immediate and anticipated future needs of the business of the Company and each of its Subsidiaries, including as to capacity and scalability. The IT Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and its Subsidiaries. In the three-year period prior to the date of this Agreement, there has been no unauthorized access, use, intrusion or breach of security, or failure, breakdown, performance reduction or other adverse event affecting any IT System that has caused, or could reasonably be expected to cause, any: (A) substantial disruption of or interruption in or to the use of such IT System or the conduct of the business of the Company or any of its Subsidiaries; (B) loss, destruction, damage or harm of or to the Company or any of its Subsidiaries, or any of their respective operations, personnel, property or other assets; or (C) material liability of any kind to the Company of any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business in a commercially reasonable attempt to avoid material disruption to, or material interruption in, the conduct of such business. The Company and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures and facilities.

(xiv)	The Company and its Subsidiaries: (A) have adopted and implemented a policy regarding the use of AI Tools that complies with all applicable licenses, terms, consents, agreements and Laws; (B) have not developed any AI Tools as a stand-alone product or service, (C) use and have used all AI Tools in material compliance with the Company’s AI acceptable use policy and applicable Laws, (D) have not included or incorporated into production of its product or services, and/or made available to customer any AI Tools into the production environment of any Company Product, (E) have not included and do not include any Personal Information or Trade Secrets of the Company or its Subsidiaries, or of any Person, including in any prompts or inputs into any AI Tools, except in cases where such AI Tools do not use such data to train the machine learning or algorithm of such tools or improve the services related to such tools, and (F) have not used AI Tools to develop any material Company Owned Intellectual Property in a manner that would grant a third party any ownership interest in, or right to disclose, such Company Owned Intellectual Property.

(xv)	The Company and its Subsidiaries have been in material compliance with all applicable Data Protection Laws; the Payment Card Industry Data Security Standard; obligations under Contracts related to the privacy and security of Sensitive Information; and the privacy and data security policies of the Company and its Subsidiaries (collectively, “Privacy Requirements”). No notice, complaint, claim, enforcement action or litigation alleging a violation of Data Protection Laws has been received by or initiated against the Company or any of its Subsidiaries.

(xvi)	The Company and its Subsidiaries have implemented commercially reasonable administrative, physical and technical safeguards to protect the confidentiality, integrity, availability and security of Sensitive Information in the custody or control of the Company and its Subsidiaries, including conducting privacy and data security audits and penetration tests at reasonable intervals on the IT Systems. The Company and its Subsidiaries have remediated all material issues identified in such privacy and data security audits and penetration tests.

(xvii)	The execution, delivery, and performance of this Agreement and the transactions contemplated hereby do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements; (ii) require the consent of any Person concerning such Person’s Personal Information; (iii) give rise to any right of termination or other right to impair or limit the Parent’s, the Purchaser’s or the Company’s or any of its Subsidiaries’, rights to own and process any Sensitive Information used in or necessary for the operation of the business of the Company and its Subsidiaries; or (iv) otherwise prohibit the transfer of Sensitive Information to the Parent or the Purchaser.

(xviii)	The Company and its Subsidiaries have conducted commercially reasonable privacy and data security diligence on all vendors, service providers, contractors and other third parties that have access to the IT Systems or Sensitive Information of the Company or any of its Subsidiaries (“Data Partners”). The Company and its Subsidiaries contractually obligate all Data Partners to safeguard Sensitive Information and the IT Systems, provide prompt notice of any Security Incident and comply with applicable Privacy Requirements.

(xix)	The Company and its Subsidiaries have not experienced any unauthorized or unlawful access, acquisition, exfiltration, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Sensitive Information (a “Security Incident”). To the knowledge of the Company, no Data Partner (in the course of providing services for or on behalf of the Company or its Subsidiaries) has experienced a Security Incident.

(xx)	Neither the Company nor any of its Subsidiaries are a “covered person” as defined in Executive Order 14117 and rules and regulations issued thereunder, including 28 C.F.R. Part 202, as implemented or amended from time to time (the “Data Security Program”). Since April 8, 2025, none of the Company or its Subsidiaries has knowingly engaged in or directed any “covered data transaction” as that term is defined in the Data Security Program, except in compliance with the Data Security Program. The Company and its Subsidiaries maintain policies and procedures reasonably designed to promote compliance with the Data Security Program

(y)	Litigation.

(i)	There are no Proceedings (or basis therefor) in progress, pending or ongoing, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, or the business of the Company or any of its Subsidiaries by or before any Governmental Entities, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Proceedings.

(ii)	None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any outstanding Order.

(iii)	There is no bankruptcy, liquidation, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity.

(iv)	There is no Proceeding pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions.

(z)	Environmental Matters.

(i)	The Company and each of its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws since December 31, 2023.

(ii)	None of the Company or any of its Subsidiaries (A) is subject to any Proceeding or investigation under any Environmental Laws or (B) has received any claims, notices, demands letters or requests for information of any non-compliance in respect of, or any potential liability under, any Environmental Laws.

(iii)	None of the Company or any of its Subsidiaries has caused or permitted the release, spill, emission, discharge, presence or migration of any Hazardous Substances, except (A) in compliance with Environmental Laws, and (B) in compliance with any applicable Contractual obligations of the Company or any of its Subsidiaries, including under the Company Leases.

(iv)	There are no Hazardous Substances in, on, under or migrating from lands owned or formerly owned or leased or formerly leased by the Company, its predecessors or any of its Subsidiaries except in concentrations that comply with Environmental Laws.

(v)	The Company and its Subsidiaries have obtained and are in compliance with all permits of all Governmental Entities and any other Person that are required under any Environmental Law, and all such permits are in full force and effect.

(vi)	Neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or permit thereunder or any agreement relating to environmental liabilities.

(aa)	Employees and Employee Benefit Plans.

(i)	Section 3.01(aa)(i) of the Disclosure Letter contains a list of all Persons who are employees, independent contractors or consultants of the Company and its Subsidiaries as of the date hereof, including any Company Employee who is not actively at work, including on temporary lay-off or a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each individual the following information (as applicable): (A) name or employee identification number; (B) title or position; (C) hire date and total length of service; (D) age; (E) current annual base or hourly compensation rate; (F) commission, bonus or other incentive-based compensation; (G) annual vacation / paid time off entitlement and accrued but unused vacation days; (H) location of employment; (I) whether or not subject to a written Contract with the Company or any of its Subsidiaries; (J) identity of employer; (K) employment status (including full- or part-time and whether or not exempt from minimum employment standards Law related to hours of work and overtime); (L) severance arrangements (if any); (M) change of control arrangements (if any); (N) immigration status; and (O) for those not actively at work, the reason for their absence, start date of absence, and expected date of return to work.

(ii)	Section 3.01(aa)(ii) of the Disclosure Letter lists (A) all Persons who are currently performing services for the Company or any of its Subsidiaries as dependent or independent contractors under a Contract; and (B) the current rate of compensation and total fees paid during the 12-month period ending on December 31, 2025 of each such Person. Except as disclosed in Section 3.01(aa)(ii) of the Disclosure Letter, all contractors provide services to the Company and its Subsidiaries under standard form agreements, and a copy of each standard form agreement has been made available to Parent in the Data Room. Neither the Company nor its Subsidiaries have any liability with respect to any Taxes (or the withholding thereof) in connection with any contractor who has provided any services to any of them.

(iii)	All written agreements with the directors, Company Employees and contractors or consultants of the Company and its Subsidiaries have been administered in accordance with their terms, in all material respects, and true, correct and complete copies of each such agreements with a Company Employee whose base annual salary exceeds $100,000 have been provided in the Data Room. To the knowledge of the Company, no Person whose base annual salary exceeds $100,000 has notified the Company or its Subsidiaries that he or she intends to resign, retire or terminate his or her engagement with the Company or any of its Subsidiaries following the consummation of the Transactions or otherwise. No current or former directors, Company Employees and contractors or consultants of the Company and its Subsidiaries are in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant, or other obligation owed to the Company and its Subsidiaries or any third party in connection with such Person’s employment or engagement by the Company and its Subsidiaries.

(iv)	Section 3.01(aa)(iv) of the Disclosure Letter contains a list of all Company Employees and who have an agreement with the Company or any of its Subsidiaries’ providing for if applicable a length of notice or severance payment required to terminate their employment.

(v)	Except as disclosed in Section 3.01(aa)(v) of the Disclosure Letter, all Company Employees are employed pursuant to written at-will employment agreements with the Company or its Subsidiaries, and no Company Employees are employed pursuant to oral Contracts with the Company or its Subsidiaries, and no Company Employees have any oral entitlements in addition to their entitlements under their written employment agreements with the Company or its Subsidiaries.

(vi)	All amounts due or accrued due to all current and former Company Employees for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, severance, vacation with pay, sick days, Taxes and other similar accruals have either been paid or are accrued and accurately reflected in all material respects in the books and records of the Company and its Subsidiaries.

(vii)	The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Law regarding employment and labour, including: fair and minimum wage and hour and other minimum employment standards Law; OHSA; Law promoting human rights and prohibiting discrimination and harassment; Law relating to equal pay, pay equity and employment equity; Law related to employee hiring and selection; Law prohibiting retaliation; whistle-blower protection Law; privacy Law; immigration Law; Law related to collective bargaining and labour relations; Law related to independent contractor classification; Law related to unemployment compensation and workers’ compensation; and Law related to plant closures and layoffs. Except as set forth on Section 3.01(aa)(vii) of the Disclosure Letter, the Company and its Subsidiaries have, during the three year period prior to the date of this Agreement, conducted their business in compliance with all applicable Law as it relates to their respective current and former employees and contractors. No investigation, review or proceeding by any Governmental Entity with respect to the Company or its Subsidiaries in relation to any actual or alleged violation of any Law regarding employment or labour is pending or, to the knowledge of the Company, threatened in writing, nor have the Company or its Subsidiaries received any written notice from any Governmental Entity indicating an intention to conduct the same. The Company and its Subsidiaries have withheld and remitted all amounts required by Law or agreement to be withheld and remitted from the wages or salaries of the Company Employees and are not liable for the payment of any arrears of wages or other Taxes, penalties, fines or other compensation of any kind, however designated, for failure to comply with any of the foregoing.

(viii)	There are no material Proceedings with respect to any such Law relating to the Company or any of its Subsidiaries in progress or pending or, to the knowledge of the Company, threatened.

(ix)	Except as disclosed in Section 3.01(aa)(ix) of the Disclosure Letter, to the knowledge of the Company or any of its Subsidiaries, no Company Employee or former Company Employee claim is threatened or pending, claiming or alleging that the Company or any of its Subsidiaries has violated any Law.

(x)	Except as disclosed in Section 3.01(aa)(x) of the Disclosure Letter, no Company Employee has any agreement in relation to their employment, compensation, termination, length of notice, pay in lieu of notice, severance, job security or similar provisions (other than such as results by Law from the employment of an employee without an agreement as to notice or severance), nor are there any change of control payments, golden parachute payments (including payments that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the U.S. Tax Code)), severance payments, retention payments, Contracts or other agreements with current or former Company Employees providing for cash or other compensation or benefits (including any increase in amount of compensation or benefit or the acceleration of time of payment or vesting of any compensation, award, grant or benefit) upon the consummation of, or relating to, the Transactions, including a change of control of the Company or any of its Subsidiaries.

(xi)	There are no material outstanding notices of assessment, assessments, reassessments, penalties, fines, Liens, charges, surcharges or other amounts due or owing pursuant to any workers’ compensation Laws owing by the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has been assessed or reassessed in any material respect under such Law during the past three years. No material Proceeding involving the Company or any of its Subsidiaries is currently in progress or pending, or, to the knowledge of Company, threatened pursuant to any workers’ compensation Law. There are no Proceedings currently in progress or pending, or, to the knowledge of the Company, threatened that may materially adversely affect the accident cost experience in respect of the Company and its Subsidiaries.

(xii)	The Company and its Subsidiaries have complied with all orders issued under applicable occupational health and safety Laws (“OHSA”) in all material respects. There are no charges pending with respect to the Company or any of its Subsidiaries (including any Company Employees or former employees, officers or directors of the Company or any of its Subsidiaries) under applicable OHSA, and, to the knowledge of the Company, none is threatened or pending. There are no outstanding or pending Orders with respect to the Company or any of its Subsidiaries (including any Company Employees or former employees, officers or directors of the Company or any of its Subsidiaries) and, to the knowledge of the Company, none is threatened or pending, and there are no appeals of any Orders applicable to the Company or any of its Subsidiaries currently outstanding under OHSA. The Company and each of its Subsidiaries have complied in all material respects with the terms and conditions of any Orders issued under OHSA and have developed and implemented policies and training for Company Employees, including with respect to harassment, sexual harassment, violence, OHSA and accessibility for people with disabilities requirements. There have been no fatal or critical accidents within the last five years that might reasonably be expected to lead to charges involving the Company or any of its Subsidiaries under applicable OHSA. The Company and its Subsidiaries have complied with all orders issued under applicable OHSA in all material respects.

(xiii)	All individuals who provide services to the Company or, to the knowledge of the Company, any of its Subsidiaries, have at all times been accurately classified by the Company and its Subsidiaries with respect to such services as an employee or a non-employee or as exempt or non-exempt from minimum employment standards Law with respect to hours or overtime for all purposes, including wages, payroll taxes and participation. Neither the Company nor its Subsidiaries have received any notice disputing any of the foregoing classifications, whether written or oral, from any Governmental Entity or any other Person (including any Company Employee, consultant or contractor of the Company or any of its Subsidiaries or any Person who was formerly an employee, officer, consultant or contractor of the Company or any of its Subsidiaries).

(xiv)	There are no Collective Agreements in force or currently being negotiated with respect to any Company Employee, or any former employee or contractor of the Company or any of its Subsidiaries or the business carried on by any of them, and no union or other Person holds bargaining rights with respect to any of the Company Employees. To the knowledge of the Company, (A) no union or other Person has applied to be certified as the bargaining agent of any Company Employees, (B) there are no threatened or apparent union organizing campaigns involving or affecting any Company Employees, (C) there are no employee associations authorized to represent any Company Employees, (D) no union or other Person has an application outstanding to have the Company or any Subsidiary declared a common or related employer under applicable labour Law, (E) neither the Company nor any of its Subsidiaries have a duty to bargain with any union, and (F) no arbitration Proceeding or grievance arising out of, or pursuant to, any Collective Agreement or collective bargaining rights or labour relations is in progress, pending or, to the knowledge of the Company, threatened.

(xv)	There is no labour strike, dispute, lock-out, concerted refusal to work overtime, work slowdown, stoppage or similar labour activity or organizing campaign in progress or pending or, to the knowledge of the Company, threatened, involving the Company or any of its Subsidiaries, and no such event has occurred in the past five years. None of the Company or any of its Subsidiaries has engaged in, or received notice of any pending or threatened, unfair labour practice complaint.

(xvi)	There are no outstanding or, to the knowledge of the Company, threatened, unfair labour practices, complaints or applications relating to any union, including any Proceedings that could result in the certification of a union as a bargaining agent for any Company Employees, and there have been no such Proceedings within the last five years. To the knowledge of the Company, there are no threatened or apparent union organizing activities involving or affecting any Company Employees.

(xvii)	Section 3.01(aa)(xvii) of the Disclosure Letter contains a list of each Employee Benefit Plan. As used herein, “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, equity-based, incentive, deferred and all bonus, stock option, stock purchase, restricted stock, equity-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other benefit contracts, agreements, plans, programs, policies, and arrangements that are maintained, contributed to or sponsored by the Company and its Subsidiaries for the benefit of any current or former employee, officer, independent contractor, consultant, or director of the Company and its Subsidiaries.

(xviii)	Neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or has, or has had, any other liability with respect to a plan that is or was (A) a “multiemployer plan” within the meaning of ERISA Section 3(37) or 4001(a)(3), (B) a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or U.S. Tax Code Section 413(c), (C) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), or (D) a plan subject to Section 302 or Title IV of ERISA or U.S. Tax Code Section 412.

(xix)	Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the U.S. Tax Code has received a determination, advisory, or opinion letter, as applicable, from the U.S. Internal Revenue Service (“IRS”) that such Employee Benefit Plan is so qualified or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan, and nothing has occurred, and no circumstance or condition exists, that could reasonably be expected to result in the disqualification of any such Employee Benefit Plan.

(xx)	There are no Proceedings pending or threatened with respect to any Employee Benefit Plan, or the assets thereof (other than routine claims for benefits). Each of the Employee Benefit Plans and all related trusts, insurance contracts and funds have been established, documented, maintained, funded and administered in compliance with their terms, and in compliance with of all applicable Laws.

(xxi)	No Employee Benefit Plan provides post-termination medical or life insurance benefits other than as required pursuant to applicable Law

(bb)	Insurance.

(i)	Section 3.01(bb)(i) of the Disclosure Letter sets forth a list of all of the Company’s and its Subsidiaries’ insurance policies. The Company and each of its Subsidiaries is insured by reputable third-party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries and their respective assets, consistent with industry practice. Each insurance policy held by the Company or any of its Subsidiaries is in full force and effect in accordance with its terms and none of the Company or any of its Subsidiaries is in default under the terms of any such insurance policy. To the knowledge of the Company, there is no claim pending under any insurance policy of the Company or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer, or as to which any insurer has refused to cover all or any material portion of such claims. All material Proceedings covered by any insurance policy of the Company or any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(cc)	Taxes.

(i)	The Company and each of its Subsidiaries have duly and timely filed with the appropriate Governmental Entity all Tax Returns required by Law to be filed by them prior to the date hereof, and all such Tax Returns are true, complete and correct in all material respects.

(ii)	The Company and each of its Subsidiaries have paid as required by Law on a timely basis all Taxes that are due and payable (including instalments required by Law on account of Taxes for the current year) and all assessments and reassessments of Taxes due and payable by them. The Company and its Subsidiaries have provided adequate accruals in accordance with IFRS in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due in any Tax Returns. Since the date of publication of the most recent consolidated financial statements of the Company, no liability in respect of Taxes not reflected in such financial statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued.

(iii)	The Company and each of its Subsidiaries have withheld or collected all amounts required by Law to be withheld or collected by them on account of Taxes (including Taxes and other amounts required to be withheld by them in respect of any amount paid or credited or deemed to be paid or credited by them to or for the benefit of any Person, and all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial Taxes, and state and local Taxes required by Law to be collected by them) and have remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(iv)	No claims, suits, audits, assessments, reassessments, deficiencies, litigation, proposed adjustments or other matters in controversy exist or have been asserted or threatened with respect to Taxes of the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries is a party to any action or Proceeding for assessment or collection of Taxes, and no such event has been asserted or threatened against the Company or any of its Subsidiaries or any of their respective assets. There are no matters under discussion, audit, objection or appeal with any Governmental Entity relating to Taxes.

(v)	No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns of a type that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction of such type.

(vi)	There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received written notice from any Governmental Entity of an intention to place a Lien on any of its assets relating to or attributable to Taxes.

(vii)	None of the Company or any of its Subsidiaries is bound by, is party to or has any obligation under any Tax sharing, allocation, indemnification, or similar agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries).

(viii)	There are no outstanding agreements, waivers or objections extending the statutory period or providing for any extension of time with respect to the assessment or reassessment of any Taxes or of the payment or remittance of Taxes by the Company or any of its Subsidiaries.

(ix)	The Company has made available to the Parent true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(x)	Neither the Company nor any of its Subsidiaries has, at any time, directly or indirectly transferred any property or supplied any services to, or acquired any property or services from, a Person with whom the Company or any of its Subsidiaries was not dealing at arm’s length (within the meaning of the Tax Act) for consideration other than consideration equal to the fair market value of such property or services at the time of transfer, supply or acquisition, as the case may be, nor has the Company or any of its Subsidiaries been deemed to have done so for purposes of the Tax Act.

(xi)	Each of the Company and its Subsidiaries has complied in material respects with the transfer pricing (including any contemporaneous documentation) provisions of each applicable Law, including for greater certainty, under section 247 of the Tax Act (and the corresponding provisions of any applicable provincial or foreign Law).

(xii)	There are no circumstances existing which could result in the material application of section 78 or sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial or foreign Law, to the Company or any of its Subsidiaries. Except as in accordance with past practices, none of the Company or any of its Subsidiaries has claimed or will any of them claim any reserve under any provision of the Tax Act or any equivalent provision under provincial or foreign Law, if any material amount could be included in the income of the Company or any of its Subsidiaries for any period ending after the Effective Date.

(xiii)	For the purposes of the Tax Act, any applicable Tax treaty and any other relevant Tax purposes.

(xiv)	the Company is resident in, and not a non-resident of, Canada.

(xv)	each of the Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(xvi)	The Company is duly registered with the Canada Revenue Agency under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for purposes of goods and services tax and the harmonized sales tax or with the applicable Governmental Entity under any and all other applicable tax registrations (“GST/HST”), in any case, to the extent legally required to be so registered. The Company has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST/HST.

(xvii)	None of the Company or any of its Subsidiaries has entered into a “reportable transaction” or a “notifiable transaction” or has reported a “reportable uncertain tax treatment” (each as defined in the Tax Act or any similar provision of provincial or foreign legislation) to any applicable Governmental Entity.

(xviii)	The Company Shares do not derive more than 50% of their fair market value from any combination of: (A) real or immovable property situated in Canada; (B) Canadian resource properties; (C) timber resource properties; or (D) options in respect of, or interests in, or for civil law rights in, property described in paragraphs (A) to (C), whether or not that property exists.

(dd)	International Trade Laws. The Company and its Subsidiaries are, and have in the past five (5) years (and since April 24, 2019 with respect to Sanctions) been, in compliance with International Trade Laws. None of the Company, any of its Subsidiaries, or any of their respective directors, officers, or employees, or to the knowledge of the Company, any agent or Affiliate of the Company or any of its Subsidiaries, has been or is currently a Sanctioned Person. None of the Company or any of its Subsidiaries has received any notice in writing (or, to the knowledge of the Company, any verbal notice) alleging that the Company, any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries has violated any International Trade Laws, and to the knowledge of the Company, no condition or circumstances exist (including any ongoing Proceeding) that would form the basis for any such allegations.

(ee)	Corrupt Practices Legislation. None of the Company, any of its Subsidiaries, and of their respective officers, directors, employees, or, to the knowledge of the Company, any Affiliate, agent, or other Representative of the Company or any of its Subsidiaries, has taken, committed to take or been alleged to have taken any action that would cause the Company or any of its Subsidiaries to be in violation of the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States) and the U.K. Bribery Act of 2010 or similar Laws (collectively, “Corrupt Practices Legislation”), including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant, or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business. The Company and its Subsidiaries comply, and has at all times complied, with all Corrupt Practices Legislation. There has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to the same. None of the Company or any of its Subsidiaries has received any notice in writing (or, to the knowledge of the Company, any verbal notice) alleging that the Company, any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries has violated any Corrupt Practices Legislation and, to the knowledge of the Company, no condition or circumstances exist (including any ongoing Proceeding) that would form the basis for any such allegations. The Company maintains, and has maintained, compliance policies, procedures, and internal controls designed to promote and ensure compliance with applicable Corrupt Practices Legislation.

(ff)	Money Laundering. The operations of the Company and each of its Subsidiaries are, and have in the past five (5) years been, conducted in compliance in all material respects with applicable Laws relating to money laundering, any financial record-keeping and reporting requirements related thereto, or any other similar Laws (collectively, “Money Laundering Laws”). None of the Company or any of its Subsidiaries has received any notice in writing (or, to the knowledge of the Company, any verbal notice) alleging that the Company, any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries has violated any Money Laundering Laws and, to the knowledge of the Company, no condition or circumstances exist (including any ongoing Proceeding) that would form the basis for any such allegations.

(gg)	Brokers. Except for the engagement letter between the Company and Evans & Evans, and the fees payable by the Company under or in connection with such engagement, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries, or any of their respective directors, officers or employees, in connection with this Agreement or the Transactions. A true and correct copy of any Contract between the Company and Evans & Evans has been provided to the Parent and the Company has made true and complete disclosure to the Parent of all fees, commissions or other payments that may be incurred pursuant to the engagement of Evans & Evans or that Evans & Evans may be entitled to.

(hh)	Fairness Opinion. The Board and the Special Committee has received a true and complete copy of the Fairness Opinion. The Company has provided to the Parent a true and complete and duly executed copy of the Fairness Opinion.

(ii)	Suppliers. Section 3.01(ii) of the Disclosure Letter sets forth an accurate and complete list of the top 20 suppliers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the 12 months ended December 31, 2025. Since December 31, 2023, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of the Company’s business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders, neither the Company nor any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the Ordinary Course.

(jj)	Customers. Section 3.01(jj) of the Disclosure Letter sets forth an accurate and complete list of the top 20 customers of the Company, as measured for the 12 month period ended December 31, 2025 (the “Top Customers”). No Top Customer or any customer which individually accounted for more than 10% of the Company’s consolidated revenues during the 12-month period preceding the date hereof, has canceled or otherwise terminated or, to the knowledge of the Company, threatened to cancel, terminate or otherwise materially and adversely alter the terms of its business with the Company. Neither the Company nor any of its Subsidiaries (i) is involved in any material dispute with any such customer of the Company or (ii) has been notified by or has notified any such customer, in writing, of any breach or violation of any contract or agreement with any such customer.

(kk)	Special Committee and Board Matters.

(i)	The Special Committee has unanimously determined that the Arrangement is fair and reasonable to the Company Shareholders, Company Warrantholders and the Company Optionholders and in the best interests of the Company, and unanimously recommended that the Board (A) approve this Agreement, the Arrangement and the Transactions and (B) recommend that the Company Shareholders, the Company Warrantholders and the Company Optionholders vote in favour of the Arrangement Resolution.

(ii)	The Board, after consultation with its financial advisor and outside legal counsel, has (acting on a unanimous recommendation of the Special Committee): (A) unanimously and duly adopted resolutions to determine that the Consideration to be received by the Company Shareholders, the Company Warrantholders and the Company Optionholders pursuant to the Arrangement is fair to the Company Shareholders, the Company Warrantholders and the Company Optionholders, respectively, and the Arrangement is in the best interests of the Company; (B) directed that the adoption of this Agreement be submitted to a vote at the Company Meeting; (C) resolved to unanimously recommend that the Company Shareholders, the Company Warrantholders and the Company Optionholders vote in favour of the Arrangement Resolution; and (D) authorized and approved the entering into of the Arrangement Agreement and the performance by the Company of its covenants and obligations under the Arrangement Agreement and the consummation by the Company of the Transactions, and no action has been taken to rescind, amend, withdraw or supersede such determinations, resolutions or authorizations.

(iii)	Each of the Supporting Shareholders has signed a Voting and Support Agreement.

(iv)	The Required Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities of the Company or any of its Subsidiaries required in connection with the consummation of the Transactions. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the Transactions to be consummated by the Company.

(ll)	Certain Information. The Company Circular will not, at the time it is first delivered to the Company Shareholders, at the time of any amendments or supplements thereto and at the time of the Company Meeting. The Company Circular will comply as to form in all material respects with the provisions of applicable Securities Laws. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Company Circular based on information supplied in writing by or on behalf of the Parent specifically for inclusion or incorporation by reference therein.

(mm)	Bank Accounts. Section 3.01(mm) of the Disclosure Letter sets forth a true, correct and complete list of each bank, trust company or other financial institution at which the Company or any of its Subsidiaries maintains an account or safe deposit box (each, a "Bank Account"), together with, as to each Bank Account, the account number, the names of all signatories thereon and the authorized powers of each such signatory. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries with respect to any Bank Account.

(nn)	Transaction Expenses. Section 3.01(nn)of the Disclosure Letter sets forth (a) the attorneys' fees, financial advisory fees, accounting fees and other costs and fees that the Company and its Subsidiaries have accrued but not paid as of the date hereof in connection with this Agreement and the Transactions and (b) the Company's good faith estimate of all such costs and fees that the Company and its Subsidiaries expect to pay in connection with this Agreement and the Transactions from the date hereof through the Effective Time (collectively, the "Transaction Expenses"). The aggregate Transaction Expenses will not exceed the amount set forth in Section 3.01(nn) of the Disclosure Letter.

(oo)	Competition Act. The aggregate value of the assets in Canada of the Company and the gross revenues from sales in, from or into Canada of the Company, in each case determined in accordance with the Competition Act (Canada) and the regulations made thereunder, do not exceed the amounts prescribed in accordance with subsections 110(8) and (9) of the Competition Act (Canada).

(pp)	Bankruptcy. None of the Company or any of its Subsidiaries is insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance Laws. No act or proceeding has been taken by or against the Company or any of its Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of its Subsidiaries nor, to the knowledge of the Company, is any threatened, or for the appointment of a trustee, receiver, manager or other administrator of the Company or any of its Subsidiaries or any of their respective properties or assets.

(qq)	Director and Officer Indemnification. No event has occurred that has resulted in, or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any Company Employee (other than a claim for reimbursement by the Company or any of its Subsidiaries, in the ordinary course of business, of travel expenses or other out-of-pocket expenses) pursuant to: (i) the terms of any Company Constating Documents; (ii) any indemnification agreement or other Contract between the Company or any of its Subsidiaries and any such Company Employee; or (iii) any applicable Law.

(rr)	Subsidies. None of the Company or any of its Subsidiaries possesses or has ever possessed, or has any rights or interests with respect to or has ever had any rights or interests with respect to, any grants, incentives or subsidies from any Governmental Entity.

(ss)	Disclosure. True and complete copies of all documents listed in the Disclosure Letter have been made available in the Data Room.

Section 3.02     No Other Representations and Warranties

The Parent and the Purchaser agree and acknowledge that, except for the representations and warranties set forth in this Article III and the Disclosure Letter, neither the Company nor any other Person has made or makes any other representation and warranty (written or express or implied) on behalf of the Company with respect to the Company or any of its Subsidiaries with respect to any other information provided to the Parent in connection with the Transactions.

Section 3.03     Survival of Representations and Warranties

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article IV.
Representations and Warranties of
the Parent and the Purchaser

Section 4.01     Representations and Warranties

The Parent and the Purchaser jointly and severally represent and warrant to the Company as follows and acknowledge and agree that the Company is relying upon such representations and warranties in connection with the entering of this Agreement and the consummation of the Arrangement:

(a)	Organization and Qualification. Each of the Parent and the Purchaser is:

(i)	a corporation or other entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization and has all corporate or similar power and capacity to carry on its business as now conducted and to own, lease and operate its assets and properties; and

(ii)	duly qualified to carry on business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to prevent or materially delay the consummation of the Arrangement and the other Transactions.

(b)	Corporate Authorization. Each of the Parent and the Purchaser has the requisite corporate or similar power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement, the performance by each of the Parent and the Purchaser of its obligations under this Agreement and the consummation of the Arrangement and the other Transactions have been duly authorized by all necessary corporate or similar action on the part of each of the Parent and the Purchaser and no other corporate proceedings on the part of each of the Parent and the Purchaser are necessary to authorize this Agreement or the consummation of the Arrangement and the other Transactions.

(c)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of them enforceable against each of them in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other applicable Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies, such as specific performance and injunction.

(d)	Governmental Authorization. The execution and delivery of this Agreement by each of the Parent and the Purchaser, the performance of its obligations under this Agreement and the consummation of the Transactions do not require any Authorization or other material action by or in respect of, or filing with, or notification to, any Governmental Entity by the Parent and the Purchaser, other than: (i) the Key Regulatory Approvals and any filings required in order to obtain, and any approvals required by, the Key Regulatory Approvals; (ii) filings under the BCBCA in respect of the Arrangement; and (iii) such other Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, materially impede the ability of the Parent and the Purchaser to complete the Arrangement and the other Transactions.

(e)	Non-Contravention. The execution and delivery of this Agreement by the Parent or the Purchaser, the performance of their respective obligations under this Agreement and the consummation of the Transactions do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	contravene, conflict with, or result in any violation or breach of the certificate of incorporation, by-laws or other organizational documents of the Parent or the Purchaser;

(ii)	assuming compliance with the matters referred to in Section 4.01(d), contravene, conflict with or result in a violation or breach of any Law applicable to the Parent or the Purchaser;

except for such contraventions, conflicts, violations or breaches that would not, individually or in the aggregate, materially impede the ability of the Parent and the Purchaser to complete the Arrangement and the other Transactions.

(f)	Litigation. There are no Proceedings in progress, pending or ongoing, or, to the knowledge of the Purchaser, threatened, against or affecting the Parent or the Purchaser, their respective properties or assets, or the business of the Parent or the Purchaser by or before any Governmental Entities, in each case, that would reasonably be expected to, individually or in the aggregate, materially impede the ability of the Parent and the Purchaser to complete the Arrangement and the other Transactions.

(g)	Ownership of the Purchaser. The Parent is, directly or indirectly, the beneficial owner of all of the outstanding securities of the Purchaser.

Section 4.02     No Other Representations and Warranties

The Company agrees and acknowledges that, except for the representations and warranties set forth in this Article IV, none of the Parent, the Purchaser or any other Person has made or makes any other representation and warranty (written or oral, express or implied, or at Law or in equity) on behalf of the Parent or the Purchaser.

Section 4.03     Survival of Representations and Warranties

The representations and warranties of the Parent and the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article V.
Covenants

Section 5.01     Conduct of Business of the Company

(a)	The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except: (i) with the prior written consent of the Parent; (ii) as expressly required by this Agreement; or (iii) as required by applicable Law; the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with applicable Laws and the Company shall use commercially reasonable efforts (x) to maintain and preserve its and its Subsidiaries’ business organization, assets, properties, employees, goodwill and relationships with customers, suppliers, licensors, licensees, distributors, landlords, creditors and other Persons with whom the Company or any of its Subsidiaries has material business relations; (y) preserve its assets, rights and properties in good repair and condition; and (z) keep available the services of its current directors, officers, key employees and independent contractors.

(b)	Without limiting the generality of Section 5.01(a), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of the Parent; (ii) as expressly required by this Agreement; or (iii) as required by applicable Law, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly:

(i)	amend: (A) the Company Constating Documents; or (B) the notice of articles, articles of incorporation, articles of amalgamation, articles of continuance, by-laws or other constating documents of any Subsidiary (including any declaration of trust, partnership agreement or similar organizational document of any Subsidiary that is not a corporation);

(ii)	adjust, split, combine, reclassify or amend the terms of any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

(iii)	enter into any new line of business or discontinue any existing line of business;

(iv)	adopt a plan of complete or partial liquidation, arrangement, dissolution, merger, consolidation, restructuring, recapitalization, winding-up or other reorganization of the Company or any of its Subsidiaries (other than this Agreement and the Transactions), or file a petition in bankruptcy under any applicable Law on behalf of the Company or any of its Subsidiaries, or consent to the filing of any bankruptcy petition against the Company or any of its Subsidiaries under any applicable Law;

(v)	redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of the Company or any of its Subsidiaries or any options, warrants, or rights to acquire any such securities or other equity interests;

(vi)	issue, grant, deliver, sell, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge or other encumbrance of, any (A) securities; (B) rights, options, warrants or similar rights exercisable or exchangeable for or convertible into any securities, of the Company or any of its Subsidiaries, including pursuant to any Contracts as in effect on the date of this Agreement or (C) rights that are linked in any way to the price of any securities of, or to the value of or of any part of, or to any dividends or distributions paid on any securities of, the Company or any of its Subsidiaries, in each case, except for the issuance of Company Shares issuable upon the valid exercise of the currently outstanding Company Warrants or Company Options in accordance with their terms;

(vii)	make, declare, accrue, set aside, authorize or pay any dividend or other distribution (whether in cash, securities or property, or any combination thereof) on any class of securities of the Company or any of its Subsidiaries;

(viii)	enter into any Contract with respect to the voting rights of any Company Shares;

(ix)	transfer, license, sell, lease, or otherwise abandon, dispose of, mortgage, assign or voluntarily lose the right to use, or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any assets (excluding Intellectual Property) or any Company Leased Property;

(x)	abandon, cancel, license, sublicense, sell, assign, transfer or otherwise dispose of, or voluntarily lose the right to use, or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any Company Intellectual Property (except for non-exclusive licenses of Intellectual Property granted in the Ordinary Course);

(xi)	acquire or agree to acquire any Person, business, line of business (by merging, consolidating, purchasing a substantial equity interest in, acquiring shares or assets or otherwise), directly or indirectly, in one transaction or in a series of related transactions, or make any investment in a Person, directly or indirectly, in one transaction or in a series of related transactions, by the purchase of securities, contributions of capital, loan or other advance, property transfer or the purchase of any property or assets of any Person, other than in the Ordinary Course;

(xii)	reorganize, restructure, recapitalize, amalgamate or merge the Company or any Subsidiary of the Company or form any Subsidiary;

(xiii)	reduce or recognize the stated capital of the shares of the Company or any of its Subsidiaries or otherwise enter into any transaction that would reduce the “paid-up capital” (within the meaning of the Tax Act) of the shares of the Company or any of its Subsidiaries;

(xiv)	(A) incur, create, assume, issue, sell, syndicate, refinance, accelerate or otherwise become liable for, or repay or prepay, any indebtedness, or amend, modify or refinance any indebtedness or guarantee, endorse or otherwise become liable for (whether directly, contingently or otherwise) the indebtedness of any Person or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any of its Subsidiaries;

(xv)	prepay any long-term indebtedness before its scheduled maturity;

(xvi)	(A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company Filings filed prior to the date of this Agreement (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the Ordinary Course, (B) cancel any material indebtedness owed to the Company or any of its Subsidiaries or (C) waive, release, grant or transfer any right of material value;

(xvii)	incur or commit to incur any capital expenditure or authorization or commitment with respect thereto;

(xviii)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments;

(xix)	(A) take any action inconsistent with past practice relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any material Taxes; (B) make, change or rescind any Tax election (other than elections made in the ordinary course of preparing and filing Tax Returns) or designation; (C) settle or compromise any Tax claim, assessment, reassessment, liability, Proceeding or controversy; (D) file any amended Tax Return; (E) enter into any agreement with a Governmental Entity with respect to Taxes; (F) enter into or change any Tax sharing, Tax advance pricing agreement, Tax allocation or Tax indemnification agreement; (G) surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund; (H) consent to the extension, or waiver of the limitation period applicable to any Tax matter; (I) make a request for a Tax ruling to any Governmental Entity; or (J) amend or change any of its methods of reporting income, deductions or accounting for income Tax purposes;

(xx)	change its fiscal year;

(xxi)	(A) increase any severance, change of control or termination pay to (or amend any existing arrangement in relation thereto with) any Company Employee or any director of the Company or any of its Subsidiaries; (B) increase compensation (including wages, salary and fees), retention or incentive compensation or other benefits payable to any Company Employee, director of the Company or any of its Subsidiaries, independent contractor or consultant; (C) without limiting the generality of Section 5.01(b)(xxi)(B), make any bonus payment or comparable payment to any Company Employee, director of the Company or any of its Subsidiaries, independent contractor or consultant; (D) loan or advance money or other property to any Company Employee or any director of the Company or any of its Subsidiaries; (E) grant any equity-based awards; (F) accelerate the time of payment, funding, or vesting of any compensation, payments, or benefits; or (G) hire, retain, engage or terminate (for any reason), or enter into any employment, deferred compensation, severance or termination or other similar agreement (or amend any such existing agreement) with any Company Employee, director of the Company or any of its Subsidiaries, independent contractor, consultant or Person;

(xxii)	adopt, establish, enter into, materially amend or terminate any Employee Benefit Plan (or any other arrangement that would be an Employee Benefit Plan if it were in effect on the date hereof);

(xxiii)	modify, extend, terminate or enter into any collective bargaining agreement or other Contract with any labor union, works council, or labor organization, or certify any labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xxiv)	enter into any Contract with any executive officer, senior officer, vice president or director of the Company or any of its Subsidiaries or any of their immediate family members (including spouses) or Affiliates;

(xxv)	make any material change in the Company’s methods of accounting, principles or practices, except as required by concurrent changes in IFRS, or revalue any of its material assets;

(xxvi)	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(xxvii)	commence, waive, release, assign, settle, agree to settle or compromise any Proceeding or threatened Proceeding (including any Proceeding relating to this Agreement or the Transactions);

(xxviii)	amend or modify in any material respect or terminate, cancel or waive any material right under any Material Contract or enter into any Contract or agreement that would be a Material Contract if in effect on the date hereof;

(xxix)	enter into any new lease or amend the terms of any existing lease of real property;

(xxx)	amend any existing Authorization of the Company or any of its Subsidiaries, or abandon or fail to diligently pursue any application for any required Authorization, or take or omit to take any action that would reasonably be expected to lead to the termination of, or imposition of conditions on, any such Authorization of the Company or any of its Subsidiaries or such required Authorization;

(xxxi)	fail to keep in force, amend, modify, terminate, cancel or let lapse any insurance (or re-insurance) policy of the Company or any Subsidiary in effect on the date of this Agreement, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums (other than any increase in premiums to reflect changes in prevailing market rates made available by insurance providers) are in full force and effect;

(xxxii)	fail to maintain compliance with the terms of the Bridge Loan;

(xxxiii)	accelerate the collection of any accounts receivable or delay the payment of any accounts payable;

(xxxiv)	take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Arrangement set forth in Article VII not being satisfied;

(xxxv)	authorize, agree, resolve or otherwise commit to do any of the foregoing; or

(xxxvi)	amend, terminate, cancel, modify or waive any terms or conditions of the Company Warrants without the prior written consent of the Parent.

(c)	Nothing contained in this Agreement will give the Parent or the Purchaser, directly or indirectly, the right to direct or control or exercise material influence over the Company’s business or operations prior to the Effective Date. Nothing in this Agreement, including any of the restrictions set forth herein, will be interpreted in such a way as to place any Party in violation of applicable Law.

Section 5.02     Covenants of the Company Relating to the Arrangement

(a)	Other than in connection with obtaining the Regulatory Approvals (which approvals shall be governed by the provisions of Section 5.04), the Company shall, and shall cause its Subsidiaries to, perform all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with the Parent in connection therewith and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement, the Transactions and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its Subsidiaries to:

(i)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;

(ii)	use commercially reasonable efforts to provide, obtain and maintain all third-party notices, consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are: (A) necessary to be obtained under the Material Contracts (or any Contracts, as reasonably requested by the Parent) in connection with the Arrangement or this Agreement or (B) required in order to maintain the Material Contracts (or any Contracts, as reasonably requested by the Parent) in full force and effect following the completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Parent, and without paying, and without committing itself, the Parent or the Purchaser to pay, any consideration or incurring any liability or obligation, in each case, without the prior written consent of the Parent (it being expressly agreed by the Parent that, with respect to clause (A) and (B) of this Section 5.02(a)(ii), the receipt of such notices, consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations (other than those expressly contemplated by Section 7.02(d)) shall not be in and of itself a condition to the closing of the Arrangement;

(iii)	upon reasonable consultation with the Parent, use commercially reasonable efforts to effect all necessary consents, waivers, consents, exemptions, registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries, or considered advisable by the Parties, acting reasonably, relating to the Transactions as soon as reasonably practicable;

(iv)	use commercially reasonable efforts to, upon reasonable consultation with the Parent, oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Transactions; provided that, neither the Company nor any of its Subsidiaries shall consent to the entry of any judgment or settlement with respect to any such Proceeding without the prior written approval of the Parent;

(v)	not take any action, or refrain from taking any action, or permit any action to be taken or any action not to be taken, which is inconsistent with this Agreement or would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Transactions;

(vi)	use best efforts to assist the Parent in obtaining at the Effective Time, customary resignations and releases (in a form satisfactory to the Parent, acting reasonably) of each member of the Board and the board of directors of any of its Subsidiaries and officers thereof, and causing them to be replaced by Persons designated or nominated, as applicable, by the Parent effective as of the Effective Time, in each case, to the extent requested by the Parent; and

(vii)	cooperate with the Parent to add such individuals as the Parent may designate as authorized signatories with respect to each bank account of the Company and its Subsidiaries (including each account listed in Section 3.01(mm) of the Disclosure Letter and any account in which deposits are held in respect of any employee benefit plan), and to remove such existing signatories as the Parent may reasonably request, in each case with such changes to become effective as of the Effective Time.

(b)	The Company shall promptly notify the Parent in writing of:

(i)	any Material Adverse Effect, or any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, states of facts, circumstances, could reasonably be expected to lead to a Material Adverse Effect;

(ii)	any notice or other communication from any Person (including any customer or supplier of the Company or any of its Subsidiaries) alleging (A) that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Transactions (B) that such Person is terminating, may terminate, or is otherwise materially adversely modifying or may materially adversely modify its relationship (including a Material Contract) with the Company or any of its Subsidiaries as a result of this Agreement or the Transactions, or (C) the Transactions constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation, or the loss of any benefit to which the Company or any of its Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provisions or other restrictions or limitations) under any Contract or Authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(iii)	unless prohibited by Law, any notice or other communication from any Person (other than Governmental Entities in connection with Regulatory Approvals, which shall be governed by Section 5.04) in connection with the Transactions (and the Company shall contemporaneously provide a copy of any such written notice or communication to the Parent); or

(iv)	any Proceeding commenced or, to the Company’s knowledge, threatened against, relating to or involving, or otherwise affecting the Arrangement, this Agreement or any of the Transactions and shall (A) give the Parent the right to review and comment on all material filings or responses to be made by the Company and discuss in advance any material discussions or communications proposed to be held by the Company with any third party in connection with any such Proceeding (and the Company shall in good faith take any comments or feedback provided by Parent into account), (B) give the Parent a reasonable opportunity to participate in the defense and settlement of any such Proceeding and (C) if the Parent does not exercise such right to participate, keep the Parent reasonably informed with respect to such Proceeding and all material developments relating thereto.

(c)	The Company shall, and shall cause its Subsidiaries to, provide such cooperation and assistance to the Parent as the Parent may reasonably request in communications with investors and other stakeholders of the Parent relating to the Transactions, including assisting with the preparation of investor materials and by making Representatives of the Company and its Subsidiaries available to participate in investor meetings; provided that: (A) such requests are made on reasonable notice; (B) such cooperation and assistance do not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries; or (C) none of the Company nor any of its Affiliates or Representatives shall be required to take any action or do anything that would: (i) incur any liability (other than the payment of reasonable out-of-pocket costs related to such cooperation), (ii) contravene its organizational or constating documents or any applicable Law, (iii) contravene any of the Company’s, or any of its Affiliates’ agreements that relate to borrowed money, (iv) cause any condition set forth in Section 7.01 or Section 7.02 not to be satisfied at the Effective Time, (v) cause any breach of this Agreement that would provide the Parent with the right to terminate this Agreement under the terms hereof, (vi) disclose any material information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or similar information or violate any Contractual obligations of the Company or its Subsidiaries with respect to confidentiality, (vii) prepare a forecast or other future oriented financial information, or (viii) waive or amend any terms of this Agreement.

Section 5.03     Covenants of the Parent Relating to the Arrangement

(a)	Other than in connection with obtaining the Regulatory Approvals (which approvals shall be governed by the provisions of Section 5.04), the Parent shall perform all obligations required to be performed by it under this Agreement, co-operate with the Company in connection therewith and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Agreement or the Transactions and, without limiting the generality of the foregoing, the Parent shall:

(i)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it with respect to this Agreement or the Arrangement;

(ii)	use commercially reasonable efforts to effect all necessary consent, waivers, permits, exemptions, registrations, filings and submissions of information required by Governmental Entities from the Parent, or considered advisable by the Parties, acting reasonably, relating to the Transactions as soon as reasonably practicable;

(iii)	use commercially reasonable efforts to, upon reasonable consultation with the Company, oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Transactions; and

(iv)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or any commercially reasonable action not to be taken, which is inconsistent with this Agreement or would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Transactions.

(b)	The Parent shall promptly notify the Company in writing of:

(i)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Transactions (other than Governmental Entities in connection with Regulatory Approvals, which shall be governed by Section 5.04); or

(ii)	any Proceeding commenced or, to the Parent’s knowledge, threatened against, relating to or involving or otherwise affecting the Transactions, in each case to the extent that such Proceeding would reasonably be expected to impair, impede, materially delay or prevent the Parent or the Purchaser from performing its obligations under this Agreement.

Section 5.04     Regulatory Approvals

(a)	As soon as reasonably practicable after the date of this Agreement (and in any event within 10 Business Days after the date of this Agreement), the Parent and the Company shall prepare and file all necessary documents, registrations, statements, petitions, filings and applications with any Governmental Entity required to obtain any Regulatory Approvals and use their commercially reasonable efforts to obtain and maintain all Regulatory Approvals.

(b)	The Parties shall co-operate and coordinate with one another in connection with obtaining the Regulatory Approvals, including by providing or submitting as promptly as possible all documentation and information that is reasonably required or, in the opinion of the Parent, acting reasonably, advisable in connection with obtaining the Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation; provided, however, that nothing in this Section 5.04 shall require a Party to provide information that is not in its possession or not otherwise reasonably available to such Party. For further clarity, nothing in this Agreement (including in this Section 5.04) shall require Parent or any of its Affiliates to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any of the assets, properties or businesses to be acquired by it pursuant to this Agreement or any of the assets, properties or businesses of the Parent or any of its Affiliates or of the Company; or (ii) otherwise take or commit to take actions that after the Effective Time would limit the Parent’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company or of Parent or any of its Affiliates.

(c)	With respect to obtaining the Regulatory Approvals, each Party shall:

(i)	Reasonably co-operate with the other Party and keep the other Party reasonably informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals;

(ii)	promptly notify the other Party of any substantive communication from any Governmental Entity relating to any Regulatory Approval and provide the other Party with copies of any material written communications from any Governmental Entity relating to any Regulatory Approval;

(iii)	use its commercially reasonable efforts to respond as promptly as reasonably possible to any reasonable inquiries or requests received from a Governmental Entity in respect of any Regulatory Approval;

(iv)	permit the other Party to review in advance any proposed material written communications with a Governmental Entity in respect of any Regulatory Approval, give due consideration to any comments or suggestions received from the other Party and provide the other Party with final copies of all such material written communications; provided, however, that commercially confidential or competitively sensitive information may be redacted from the written communications provided to the other Party and provided only to such Party’s outside legal counsel on an external-counsel-only basis; and

(v)	not participate in any substantive meeting (whether in person, by phone or otherwise) with a Governmental Entity in respect of any Regulatory Approval unless it consults with the other Party in advance and gives such other Party an opportunity to attend except to the extent that commercially confidential or competitively sensitive information may be discussed, in which case, the other Party’s outside legal counsel shall have the right to participate in such meetings on an external-counsel-only basis.

Section 5.05     Access to Information

From the date hereof until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, subject to applicable Law, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, upon reasonable prior notice, give to the Parent and its Representatives access to their respective senior or technical personnel, offices, properties, facilities, contracts, assets, commitments, officers, books and records (including continuing access to the Data Room) of the Company and its Subsidiaries during normal business hours and promptly furnish to the Parent and its Representatives such financial, Tax and operating data and all other documents and information (including filings, schedules, reports, work papers and information) concerning its business, finances, operations, properties and personnel as the Parent may from time to time reasonably request. This Section 5.05 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that in the reasonable good faith judgment of the Company, after consultation with outside legal counsel, would be likely to (i) result in the violation of any Law by the Company or any of its Subsidiaries or (ii) jeopardize any attorney-client privilege claim that the Company or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information; provided that, the Parties shall use commercially reasonable efforts to find an alternative means of allowing disclosure of any such information to the extent doing so would not (in the reasonable good faith judgment of the Company, after consultation with outside counsel) be likely to result in any violation of any such Law or be likely to cause privilege to be waived with respect to such information. If the Company withholds any access or information pursuant to this Section 5.05, the Company shall promptly notify the Parent in writing of that fact, describe in reasonable detail (without disclosing the withheld information itself) the subject matter of, and the basis for withholding, such access or information, and use commercially reasonable efforts to implement any applicable “clean-room” or redacted-disclosure arrangement within five Business Days of the Parent’s request therefor. The Parent acknowledges that all information provided to it under this Section 5.05 or otherwise pursuant to this Agreement or in connection with the Transactions is subject to the Confidentiality Agreement that will remain in full force and effect in accordance with its terms notwithstanding any other provisions of this Agreement or any termination of this Agreement. Investigations made by or on behalf of the Parent, whether under this Section 5.05 or otherwise, will not waive, diminish the scope of or otherwise affect any representation or warranty made by the Company under this Agreement. The Company shall promptly deliver to the Parent a copy of the statements, accounts and information described in Section 5.05 of the Disclosure Letter.

Section 5.06     Pre-Acquisition Reorganization

(a)	Subject to Section 5.06(b), the Company agrees that, upon request of the Parent, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to: (i) implement such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Parent may request, acting reasonably, including amalgamations, liquidations, reorganizations, continuances (including commencing a continuance process), or share transfers or asset transfers (each, a “Pre-Acquisition Reorganization”); (ii) cooperate with the Parent and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken; and (iii) cooperate with the Parent and its advisors to seek to obtain consents, approvals, waivers or similar authorizations which might be required from any Governmental Entities or third parties in connection with the Pre-Acquisition Reorganization, if any.

(b)	The Company will not be obligated to participate (or to cause its Subsidiaries to participate) in any Pre-Acquisition Reorganization under Section 5.06(a) unless such Pre-Acquisition Reorganization:

(i)	can be completed as close as reasonably practicable prior to, or simultaneously with, the Effective Time;

(ii)	is not prejudicial to the Company, any of its Subsidiaries or the Company Shareholders in any material respect;

(iii)	does not reduce or change the form of the consideration provided for under the Arrangement;

(iv)	does not impair the ability of any Party to complete, and will not delay the completion of, the Arrangement;

(v)	does not require the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, the Company Shareholders incrementally greater than the Taxes or other consequences to such party in connection with the completion of the Arrangement in the absence of action being taken pursuant to Section 5.06(a);

(vi)	does not result in any breach by the Company or any of its Subsidiaries of any Material Contract or any breach by the Company or any of its Subsidiaries of their respective Company Constating Documents or Law, except in respect of any Material Contract where prior written consent has been obtained from the relevant counterparty to such Material Contract; and

(vii)	does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries in any material respect.

(c)	The Parent must provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least seven (7) Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Parent shall work cooperatively and use their commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement (provided that such amendments do not require the Company to obtain approval of the Company Shareholders). In furtherance of the foregoing, the Company shall, and shall cause its Representatives to, work cooperatively with the Parent and its Representatives to implement the Pre-Acquisition Reorganization, including effecting any necessary amendments to the Plan of Arrangement to the extent permitted by the Plan of Arrangement or this Agreement and obtaining any required consents.

(d)	If the Arrangement is not completed, the Parent shall (i) forthwith reimburse the Company for all reasonable out-of-pocket costs and expenses incurred in connection with any proposed Pre-Acquisition Reorganization, including any reasonable costs incurred by the Company in order to restore the organizational structure of the Company to a substantially identical structure of the Company as at the date hereof; and (ii) indemnify the Company, its Subsidiaries and their respective officers, directors and employees (to the extent such officers, directors and employees are assessed with statutory liability therefor) for all direct and indirect liabilities, losses, Taxes, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization (other than those costs and expenses reimbursed in accordance with the foregoing clause (i)). The indemnification obligations contained in this Section 5.06(d) shall survive indefinitely notwithstanding the termination of this Agreement.

(e)	The Parent agrees that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of the Company under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract).

(f)	Without limiting the generality of the foregoing, the Company acknowledges that the Parent or the Purchaser may enter into one or more transactions designed to increase the tax cost of certain non-depreciable capital property of the Company or its Subsidiaries for purposes of the Tax Act, and agrees to use commercially reasonable efforts to assist the Parent or the Purchaser and to provide information reasonably required by the Parent or the Purchaser in this regard on a timely basis and to assist in obtaining any such information in order to facilitate such transactions as reasonably requested by the Parent, provided that any out-of-pocket costs, fees or expenses of the Company or any of its Subsidiaries associated therewith shall be at the Parent’s sole expense.

Section 5.07     Public Communications

The Parties shall agree on the text of the news release to be issued by each of them to announce the execution of this Agreement. Each Party shall, and shall cause their respective Representatives and controlled-Affiliates to: (i) not issue any news release, investor presentation, shareholder letter, FAQ, script, or make any other written or oral communication, public statement or disclosure with respect to this Agreement or the Transactions, including in connection with the Company Meeting, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) give the other Party prior written notice and a reasonable opportunity to review and comment on all such disclosures and shall give reasonable consideration to any comments made by the other Party or its counsel. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as such statements and announcements are consistent in all material respects with the most recent news releases and other disclosure made by the Parties, provided that such information remains accurate as of such time. Notwithstanding the foregoing, the Parent shall have no obligation to consult the Company prior to any discussions with its shareholders and investors relating to this Agreement, the Arrangement or the transactions contemplated by this Agreement or in respect of any press release issued upon a Change in Recommendation in compliance with Article VI. The Parties acknowledge that the Company will file this Agreement (with such redactions as may be mutually agreed upon between the Company and the Parent, acting reasonably), and a material change report relating thereto on SEDAR+.

Section 5.08     Notice and Cure Provisions

(a)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts, which occurrence or failure would, or would be reasonably likely to:

(i)	cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time;

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement; or

(iii)	in the case of the Company, result in a Material Adverse Effect.

(b)	Notification provided under this Section 5.08 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto), or the conditions to the obligations of the Parties under this Agreement.

(c)	The Company may not elect to exercise its right to terminate this Agreement pursuant to Section 8.02(a)(iii)(A) and the Parent may not elect to exercise its right to terminate this Agreement pursuant to Section 8.02(a)(iv)(A), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the Terminating Party asserts as the basis for termination and confirmation that the Terminating Party intends to terminate this Agreement. After delivering a Termination Notice, provided that the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of: (i) the Outside Date; and (ii) the date that is 15 Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date; provided, that the Terminating Party shall be entitled to terminate this Agreement immediately upon such time as such breach is not capable of being cured by the Outside Date (with any Willful Breach being deemed to be incurable) or if at any time following receipt of the Termination Notice the Breaching Party fails to diligently proceed to cure any matter.

(d)	If the Parent delivers a Termination Notice prior to the date of the Company Meeting, the Parent may require the Company to postpone or adjourn the Company Meeting until the earlier of (i) 5 Business Days prior to the Outside Date and (ii) the date that is 15 Business Days following receipt of such Termination Notice by the Breaching Party.

Section 5.09     Insurance and Indemnification

(a)	Prior to the Effective Time, the Company shall, with the prior consent of the Parent, obtain, from a reputable third-party insurer/an insurance carrier with the same or better credit rating as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance, and fully pay the necessary premium for, pre-paid customary “tail” insurance covering the natural persons covered by the Company’s directors’ and officers’ liability, fiduciary liability and employment practices liability insurance in effect on the date of this Agreement (the “Current Insurance”) for a claims reporting or discovery period beginning at the Effective Time and continuing for not less than six (6) years from and after the Effective Date and with terms and conditions that are no less favourable in the aggregate to the protection provided by the Current Insurance and providing protection in respect of claims arising from facts or events that occurred on or prior to the Effective Date (including in connection with this Agreement and the Transactions or actions contemplated by this Agreement). The Parent shall cause the Company to maintain such tail policies in effect without any reduction in scope or coverage for six (6) years after the Effective Date; provided that, the cost of such “tail” coverage shall not exceed 200% of the annual premium for the Current Insurance (the “Maximum Amount”); provided, that if such insurance is not available or the aggregate premium exceeds the Maximum Amount, then the Company shall obtain the best coverage available for a cost not exceeding the Maximum Amount.

(b)	From and after the Effective Time, the Parent shall, and shall cause the Company and its Subsidiaries to, honour all rights to indemnification or exculpation existing as of the date of this Agreement in favour of present and former officers and directors of the Company and its Subsidiaries, to the extent that they are: (i) included in the Company Constating Documents or the articles and by-laws (or equivalent documents) of any of its Subsidiaries as of the date of this Agreement; (ii) provided for by Law or (iii) disclosed in Section 5.09(b) of the Disclosure Letter and made available to the Parent, and acknowledges that such rights shall survive the Effective Time and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date.

Section 5.10     Tax Matters

The Company covenants and agrees until the Effective Date that it will, and will cause its Subsidiaries to: (i) duly and timely file with the appropriate Governmental Entity all Tax Returns required to be filed by any of them, which shall be correct and complete in all material respects; (ii) reasonably consult with the Parent with respect to the discretionary deductions to be claimed in respect of any such Tax Return where claiming such discretionary deductions would otherwise give rise to a loss for Tax purposes; and (iii) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all amounts required to be so paid, withheld, collected or remitted. The Company shall, and shall cause its Subsidiaries to, keep the Parent reasonably informed of any events, discussions, notices or changes with respect to any Tax or regulatory audit or investigation or any other investigation by a Governmental Entity or Proceeding involving the Company or any of its Subsidiaries (other than ordinary course communications which could not reasonably be expected to be material to the Company and the Subsidiaries on a consolidated basis).

Section 5.11     Stock Exchange Delisting

Prior to the Effective Time, the Company shall cooperate with the Parent and take, or cause to be taken, all actions, or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the TSXV to enable (i) the delisting by the Company of the Company Shares from the TSXV; and (ii) the Company to cease to be a reporting issuer under applicable Canadian Securities Laws, in each case as promptly as reasonably practicable after the consummation of all of the steps in the Plan of Arrangement.

Section 5.12     Bridge Loan

(a)	Within seven days following the execution of this Agreement, the Parent will provide the Company a secured bridge loan (the “Bridge Loan”) in the principal amount of US$500,000 to fund anticipated activities of the Company between the date hereof and the Effective Date on the terms and conditions set out in the documentation agreed upon by the Parties.

(b)	The Company shall use the proceeds of the Bridge Loan solely for the purposes contemplated by the documentation agreed upon by the Parties and shall not, without the prior written consent of the Parent, incur, create, assume or suffer to exist any Lien on any of its assets, or any indebtedness for borrowed money, that ranks pari passu with or senior in right of payment or security to the Bridge Loan.

(c)	The Company shall promptly notify the Parent in writing upon becoming aware of the occurrence of any event or circumstance that constitutes, or that with the giving of notice or the lapse of time (or both) would constitute, a default under the Bridge Loan or the documentation evidencing or securing the Bridge Loan.

(d)	The obligations of the Company to repay the Bridge Loan in accordance with its terms are unconditional and shall not be affected, impaired or discharged by any dispute, set-off, counterclaim or defence that the Company may have or claim to have against the Parent in connection with this Agreement, except as expressly set out in the documentation agreed upon by the Parties.

Section 5.13     Books and Records

Prior to the consummation of the Transactions as provided herein, the Company shall deliver to the Parent (1) the corporate minute books and records of the Company and its Subsidiaries, which shall contain the minutes of all meetings and resolutions of their respective boards of directors and each committee thereof and which have been maintained in accordance with applicable Laws, and (2) two (2) USB drives each containing true, complete and correct copies of each document made available in the Data Room.

Section 5.14     Warrants

As promptly as practicable following the date of this Agreement, the Company shall take all actions and cause its Subsidiaries to take all actions to do, or cause to be done, to comply with any requirements or obligations under the terms of the Company Warrants and the Company Options to effect the applicable provisions of this Agreement, including delivering any executed waivers or consents reasonably requested by the Parent.

Section 5.15     Transferred Personal Information

(a)	Prior to the Effective Time, each of the Parent and the Purchaser covenants and agrees to: (i) use and disclose the Transferred Personal Information solely for purposes related to the transactions contemplated by this Agreement, including for the purpose of determining whether to proceed with such transactions and, if the determination is made to proceed with such transactions, to complete them, (ii) not to disclose the Transferred Personal Information to any Person for any purpose other than purposes related to the transactions contemplated by this Agreement, (iii) protect the Transferred Personal Information by maintaining security safeguards appropriate to the sensitivity of such information, and (iv) if the transactions contemplated by this Agreement do not proceed or this Agreement is terminated in accordance with its terms, return the Transferred Personal Information to the Company or any of its Subsidiaries, as applicable, or destroy it, within a reasonable time period.

(b)	Following the Effective Time, each of the Parties covenants and agrees to: (i) use and disclose the Transferred Personal Information under its control solely for the purposes for which the Transferred Personal Information was collected, permitted to be used or disclosed before the Effective Time, (ii) protect the Transferred Personal Information by security safeguards appropriate to the sensitivity of such information, and (iii) give effect to any withdrawal of consent made in respect of the Transferred Personal Information.

Article VI.
Additional Covenants Regarding Non-Solicitation

Section 6.01     Non-Solicitation

(a)	From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, except as expressly provided in this Article VI, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, through any Representative, Affiliate or otherwise, and shall not permit any such Person to:

(i)	solicit, assist, initiate, propose, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, technology, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer (whether public or otherwise) that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)	enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than the Parent, its Affiliates and their respective Representatives acting in their capacity as such) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to, an Acquisition Proposal;

(iii)	make a Change in Recommendation;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days following such public announcement or public disclosure will not be considered to be in violation of this Section 6.01); provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five Business Day period (or in the event that the Company Meeting is scheduled to occur within such five Business Day period, prior to the third Business Day prior to the date of the Company Meeting) and provided further that the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation by press release before the end of such period; or

(v)	accept or enter into, or publicly propose to accept or enter into, any Contract (including any letter of intent, term sheet, memorandum of understanding or arrangement or similar document with any Person) with any Person in respect of an Acquisition Proposal (other than a confidentiality and standstill agreement permitted by and in accordance with Section 6.03).

(b)	The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than the Parent, its Affiliates and their respective Representatives acting in their capacity as such) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to constitute or lead to, an Acquisition Proposal and, in connection with such termination, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to:

(i)	immediately discontinue access to, and disclosure of, all information regarding the Company and its Subsidiaries (including any data room and any confidential information, properties, facilities, technology, books and records of the Company or any of its Subsidiaries) that such Person may have access to; and

(ii)	promptly and in any event within two (2) Business Days of the date hereof, request, exercise all rights it has to require: (A) the return or destruction of all copies of any confidential information regarding the Company or its Subsidiaries provided to any Person other than the Parent, its Affiliates and their respective Representatives and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or any of its Subsidiaries, in each case, to the extent that such information has not previously been returned or destroyed and using its commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c)	The Company represents and warrants that since January 1, 2024, neither the Company nor any of its Subsidiaries has waived, terminated or otherwise agreed not to enforce any confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party, and covenants and agrees: (i) that the Company shall, and shall cause its Subsidiaries to, take all necessary action to enforce each confidentiality, standstill, non-disclosure, non-solicitation, or similar agreement or covenant to which the Company or any Subsidiary is a party or to which it may hereafter become a party in accordance with Section 6.03, and (ii) not to release, and cause its Subsidiaries not to release, any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill, non-disclosure, or similar agreement or covenant to which the Company or any Subsidiary is a party, without the prior written consent of the Parent (which may be withheld or delayed in the Parent’s sole and absolute discretion) (it being acknowledged by the Parent that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing this Agreement shall not be a violation of this Section 6.01(c))

Section 6.02     Notification of Acquisition Proposals

If the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or could reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any of its Subsidiaries (including information, access or disclosure relating to the properties, facilities, technology, books or records of the Company or any Subsidiary), the Company shall: (a) promptly notify the Parent, at first orally, and then promptly and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request unredacted and copies of all documents, material and correspondence or other material received in respect of, from or on behalf of such Person; and (b) keep the Parent fully informed of the status of all material developments and discussions and negotiations with respect to any Acquisition Proposal, inquiry, proposal, offer or request, including any material changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request and (in any event within 24 hours) provide to the Parent unredacted copies of all documents, material and correspondence or other material received in respect thereof, from or on behalf of any such Person.

Section 6.03     Responding to an Acquisition Proposal

Notwithstanding Section 6.01, if, at any time prior to obtaining the Required Securityholder Approval, the Company receives a bona fide unsolicited written Acquisition Proposal that did not result from or involve a breach of Section 6.01, the Company may engage in or participate in discussions or negotiations with the Person making such Acquisition Proposal and may provide copies of, access to, or disclosure of, confidential information, properties, facilities, technology, books or records of the Company or any of its Subsidiaries, in each case, if and only if:

(a)	the Board first determines (based upon, among other things, the recommendation of the Special Committee) in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal, and (ii) taking such action would be necessary for the Board to properly discharge its fiduciary duties under Law;

(b)	such Person was not restricted from making the Acquisition Proposal pursuant to an existing standstill or similar restriction with the Company or any of its Subsidiaries;

(c)	the Company has been, and continues to be, in compliance with its obligations under this Article VI; and

(d)	before providing any such copies, access or disclosure, the Company (i) enters into a confidentiality and standstill agreement with such Person that contains a customary standstill provision and that is otherwise on terms that are no less favourable to the Company than those found in the Confidentiality Agreement, (ii) provides the Parent with a true, complete, unredacted and final executed copy of the confidentiality and standstill agreement referred to in the preceding clause (i), and (iii) any such copies, access or disclosure to be provided to such Person shall have already been (or shall concurrently be) provided to the Parent (by posting such information to the Data Room or otherwise).

Section 6.04     Right to Match

(a)	If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Securityholder Approval, the Board may subject to compliance with Article VIII (including Section 8.04), authorize the Company to enter into a definitive agreement with respect to such Acquisition Proposal or may make a Change in Recommendation, if and only if:

(i)	such Acquisition Proposal did not result from or involve breach by the Company of its obligations under Section 6.01, and the Company has been and continues to be, in compliance with its obligations under this Article VI;

(ii)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction with the Company or any of its Subsidiaries;

(iii)	the Company has delivered to the Parent a written notice of the determination of the Board (based upon, among other things, the recommendation of the Special Committee) in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, and of the intention of the Board to authorize the Company to enter into a definitive agreement with respect to such Superior Proposal or make a Change in Recommendation, together with a copy of the definitive agreement for the Superior Proposal, unredacted copies of all documents and written or electronic communications relating to such Superior Proposal and notice as to the value in financial terms that the Board has, in consultation with its financial advisors, determined in good faith should be ascribed to any non-cash consideration offered under the Superior Proposal, including all information and calculations to support such ascribed value (a “Superior Proposal Notice”);

(iv)	at least seven full Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Parent received the Superior Proposal Notice and the date on which the Parent received the Superior Proposal Notice (including, for greater certainty, all of the materials referred to in Section 6.04(a)(iii));

(v)	during any Matching Period or such longer period as the Company may approve in writing, the Parent has had the opportunity (but not the obligation), in accordance with Section 6.04(b), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vi)	after the Matching Period, the Board (based upon, among other things, the recommendation of the Special Committee) has determined, in good faith, after consultation with the Company’s (A) financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by the Parent under Section 6.04(b)), and (B) outside legal counsel, that failing to make a Change in Recommendation or enter into a definitive agreement in respect of such Superior Proposal would be necessary for the Board to properly discharge its fiduciary duties under Law; and

(vii)	prior to or concurrently with entering into such definitive agreement, the Company terminates this Agreement pursuant to Section 8.02(a)(iii)(B) and pays the Termination Fee and any amounts (including principal and accrued interest) outstanding under the Bridge Loan in accordance with Section 8.04.

(b)	During the Matching Period, or such longer period as the Company may approve in writing for such purpose: (i) the Parent shall have the opportunity (but not the obligation) to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal and the Board shall, in good faith and in consultation with the Company’s outside legal counsel and financial advisors, review any offer made by the Parent to amend the terms of this Agreement and the Arrangement in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously determined to constitute a Superior Proposal ceasing to be a Superior Proposal; and (ii) the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, negotiate in good faith with the Parent to make such amendments to the terms of this Agreement and the Arrangement as would enable the Parent to proceed with the transactions contemplated by this Agreement on such amended terms (resulting in such Acquisition Proposal not being a Superior Proposal compared to the proposed amendments to the terms of this Agreement and the Arrangement proposed by the Parent). If, as a consequence of the foregoing, the Board (based upon, among other things, the recommendation of the Special Committee), after consultation with its financial advisors and outside legal counsel, determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Parent and the Parties shall amend this Agreement to reflect such offer made by the Parent and shall take or cause to be taken all such actions as are necessary to give effect to the foregoing.

(c)	Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 6.04, and the Parent shall be afforded a new seven Business Day Matching Period from the later of the date on which the Parent received the Superior Proposal Notice (including, for greater certainty, all of the materials referred to in Section 6.04(a)(iii)) with respect to each new Superior Proposal.

(d)	The Board shall promptly, and in any event within five Business Days from the earlier of the Parent’s request to do so or the Board’s determination that such Acquisition Proposal is not determined to be a Superior Proposal, reaffirm the Board Recommendation by news release after any Acquisition Proposal that the Board has determined not to be a Superior Proposal is publicly announced or publicly disclosed, or the Board determines that a proposed amendment to the terms of this Agreement and the Arrangement as contemplated under Section 6.04(b) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Parent and its outside legal counsel with a reasonable opportunity to review the form and content of any such news release and shall make all reasonable amendments to such news release as requested by the Parent and its outside legal counsel.

(e)	If the Company provides a Superior Proposal Notice to the Parent on a date that is less than ten Business Days before the Company Meeting, the Company shall either proceed with or shall, upon request from the Parent, postpone the Company Meeting to a date that is not more than ten Business Days after the scheduled date of the Company Meeting, but in any event to a date that is less than 15 Business Days prior to the Outside Date.

Section 6.05     Permitted Disclosure

Notwithstanding anything to the contrary set forth in this Agreement (including this Article VI), nothing shall prohibit the Board (or the Special Committee) from responding to an Acquisition Proposal through a directors’ circular under Applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal; provided that, the Company shall provide the Parent and its outside legal counsel with a reasonable opportunity to review the form and content of such disclosure and shall give reasonable consideration to any comments made by the Parent and its outside legal counsel and provided further that, provided that, notwithstanding that the Board (or the Special Committee) shall be permitted to make such disclosure, neither the Board nor the Special Committee shall not be permitted to make a Change in Recommendation, other than as permitted by Section 6.04(a).

Section 6.06     Breach by Subsidiaries and Representatives

Without limiting the generality of any other provision of this Article VI: (a) the Company shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article VI; (b) any violation of the restrictions set forth in Article VI by the Company, its Subsidiaries or its or their Representatives will be deemed to be a breach of this Article VI by the Company; and (c) the Company shall be responsible for any breach of this Article VI by its Subsidiaries and its and its Subsidiaries’ Representatives.

Section 6.07     Voting and Support Agreement

The Company shall use commercially reasonable efforts to obtain Voting and Support Agreements from certain Company Shareholders as mutually agreed upon by the Parties as soon as practicable following the date hereof.

Article VII.
Conditions

Section 7.01     Mutual Conditions

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	the Required Securityholder Approval shall have been obtained at the Company Meeting in accordance with the Interim Order;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to either the Company or the Parent, each acting reasonably, on appeal or otherwise;

(c)	no Law shall have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Entity (whether temporary, preliminary or permanent) that makes the consummation of the Arrangement illegal or otherwise directly or indirectly cease trades, restrains, prohibits or enjoins the Company or the Parent from consummating the Arrangement;

(d)	the TSXV shall have accepted notice of the Arrangement; and

(e)	each of the Key Regulatory Approvals has been made, given or obtained, and each such Key Regulatory Approvals is in force and effect and has not been rescinded or amended in such a way as to prevent or otherwise make illegal the completion of the Arrangement.

Section 7.02     Additional Conditions to the Obligations of the Parent and the Purchaser

The Parent and the Purchaser are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Parent and the Purchaser and may only be waived, in whole or in part, by the Parent in its sole discretion:

(a)	the representations and warranties made by the Company set forth in:

(i)	Section 3.01(a) [Organization and Qualification], Section 3.01(c) [Corporate Authorization], Section 3.01(d) [Execution and Binding Obligation], Section 3.01(e) [Governmental Authorization], Section 3.01(f)(i) [Non-Contravention], Section 3.01(j) [Securities Laws Matters], Section 3.01(k) [Financial Statements], Section 3.01(p) [Absence of Certain Changes or Events] Section 3.01(s) [Authorizations], Section 3.01(gg) [Brokers], Section 3.01(hh) [Fairness Opinion] and Section 3.01(nn) [Transaction Expenses] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as if made at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date);

(ii)	Section 3.01(g) [Capitalization] and Section 3.01(i) [Subsidiaries] shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time, as if made at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date); and

(iii)	this Agreement (including Section 3.01), other than those to which clause (i) or (ii) above applies, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as if made at and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored, other than in respect of the usage of (x) the term “Material Contract” and (y) the word “material” in clause (ii) of Section 3.01(k));

(b)	the Company shall have fulfilled or complied, in all material respects, with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or before the Effective Time;

(c)	from the date of this Agreement to the Effective Date, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any Material Adverse Effect;

(d)	the Company shall have (i) obtained in writing, and shall have delivered to the Parent, all of the consents as mutually agreed between the Parties (collectively, the “Required Consents”) and such Required Consents shall be (A) in force and effect, unamended and (B) in form and substance satisfactory to the Parent (acting reasonably); and (ii) delivered of the notices as mutually agreed upon between the Parties (collectively, the “Required Notices”) in accordance with the applicable notice provisions in the Contract(s) to which such Required Notices relate and the Company shall not have received any notice from (or on behalf of) any Party to such Contract(s) that such Party is cancelling, terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries;

(e)	the aggregate number of Company Shares in respect of which Dissent Rights have been validly exercised and not withdrawn shall not exceed 5% of the issued and outstanding Company Shares as of the Effective Date;

(f)	the Company shall have delivered a certificate executed by two senior officers of the Company (in each case, without personal liability) addressed to the Parent and the Purchaser and dated as of the Effective Date, certifying that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(e) have been satisfied; and

(g)	the Parent and Sai Huda and any other Company employees as reasonably requested by the Parent as soon as practicable following the date hereof shall have executed the employment agreement(s) effective as of the Effective Time in form and substance mutually agreed upon between the Parent and the applicable employee, each acting reasonably and in good faith.

(h)	the Company shall have performed and complied with the conditions and obligations set forth in Schedule 7.02(h) of the Disclosure Letter.

Section 7.03     Additional Conditions to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(a)	the representations and warranties made by the Parent and the Purchaser set forth in this Agreement (including Section 4.01) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as if made at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not be reasonably expected to materially impede the completion of the Arrangement;

(b)	the Parent and the Purchaser shall have fulfilled or complied in all material respects with their respective covenants contained in this Agreement to be fulfilled or complied with by it on or before the Effective Time;

(c)	the Purchaser shall have complied with its obligations under Section 2.09 and the Depositary shall have confirmed receipt of aggregate Consideration; and

(d)	the Parent and the Purchaser shall have delivered a certificate executed by two senior officers of the Parent and the Purchaser (in each case, without personal liability) addressed to the Company and dated as of the Effective Date, certifying that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

Section 7.04     Satisfaction of Conditions

The conditions precedent set out in Section 7.01, Section 7.02 and Section 7.03 will be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Purchaser and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.09 shall be released from escrow, without any further act or formality required on the part of any Person, at the Effective Time.

Article VIII.
Term and Termination

Section 8.01     Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 8.02     Termination

(a)	This Agreement may be terminated and the Arrangement abandoned at any time prior to the Effective Time (notwithstanding the approval of the Arrangement Resolution by the Company Shareholders in accordance with the Interim Order or receipt of the Final Order) prior to the Effective Time by:

(i)	the mutual written agreement of the Company and the Parent;

(ii)	either the Company or the Parent if:

(A)	the Required Securityholder Approval is not obtained at the Company Meeting in accordance with the Interim Order; provided that, a Party may not terminate this Agreement pursuant to this Section 8.02(a)(ii)(A) if the failure to obtain the Required Securityholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(B)	after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Arrangement and such Law has, if appealable, become final and non-appealable; provided that a Party may not terminate this Agreement pursuant to this Section 8.02(a)(ii)(B) if the enactment, making, enforcement or amendment of such Law has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement and provided further that if such Law is an Order, injunction, judgment, decree or ruling, the Party seeking to terminate this Agreement pursuant to this Section 8.02(a)(ii)(B) has used its commercially reasonable efforts to, as applicable, prevent, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement; or

(C)	the Effective Time does not occur on or prior to the Outside Date; provided that, a Party may not terminate this Agreement pursuant to this Section 8.02(a)(ii)(C) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(iii)	the Company if:

(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Purchaser under this Agreement occurs that would cause any condition in Section 7.03(a) [Parent and Purchaser Representations and Warranties] or Section 7.03(b) [Performance of Parent and Purchaser Covenants] not to be satisfied and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 5.08; provided that, the Company is not then in breach of this Agreement so as to directly or indirectly cause any condition in Section 7.02(a) [Company Representations and Warranties] or Section 7.02(b) [Performance of Company Covenants] not to be satisfied; or

(B)	prior to obtaining the Required Securityholder Approval, the Board authorizes the Company to enter into a definitive written agreement (other than a confidentiality agreement permitted by and in accordance with Section 6.03(d)) with respect to a Superior Proposal in accordance with Section 6.04(a); provided that the Company is then in compliance in all material respects with Article VI and that prior to or concurrent with such termination the Company pays the Termination Fee and any amounts (including principal and accrued interest) outstanding under the Bridge Loan in accordance with Section 8.04.

(iv)	the Parent if:

(A)	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 7.02(a) [Company Representations and Warranties] or Section 7.02(b) [Performance of Company Covenants] not to be satisfied and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 5.08; provided that neither the Parent nor the Purchaser is not then in breach of this Agreement so as to directly or indirectly cause any of the conditions in Section 7.03(a) [Parent and Purchaser Representations and Warranties] or Section 7.03(b) [Performance of Parent and Purchaser Covenants] not to be satisfied;

(B)	prior to obtaining the Required Securityholder Approval: (i) the Board (or any committee thereof) fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, in a manner adverse to the Parent, the Board Recommendation; (ii) the Board (or any committee thereof) accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five Business Days (or beyond the third Business Day prior to the date of the Company Meeting, if sooner) will not be considered to be an acceptance, approval, endorsement or recommendation of such Acquisition Proposal, provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five Business Day period or three Business Day period, as applicable); (iii) the Company fails to include the Board Recommendation in the Company Circular; (iv) the Board (or any committee thereof) accepts, approves, endorses, recommends or authorizes the Company or any of its Subsidiaries to execute or enter into, or publicly proposes to accept, approve, endorse, recommend or authorize the Company or any of its Subsidiaries to execute or enter into, any Acquisition Proposal or any agreement, arrangement or understanding in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with Section 6.03(d)); (v) the Board or the Special Committee fails to publicly recommend or reaffirm (without qualification) by news release the Board Recommendation within three Business Days after having been requested in writing by the Parent to do so (or in the event that the Company Meeting is scheduled to occur within such three Business Day period, prior to the Business Day prior to the date of the Company Meeting); (vi) the Company, any of its Subsidiaries, the Board (or any committee thereof) resolves, proposes or states an intention to take any of the actions set forth in paragraphs (i), (ii), (iii), (iv) or (v) above (in each of the cases set forth in paragraphs (i), (ii), (iii), (iv), (v) and (vi) of this Section 8.02(a)(iv)(B), a “Change in Recommendation”); or (vii) the Company willfully breaches, or breaches in any material respect, Article VI; or

(C)	since the date of this Agreement, there has occurred a Material Adverse Effect.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 8.02 (other than pursuant to Section 8.02(a)(i)) shall deliver written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 8.03     Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 8.01 or Section 8.02, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, Representative or consultant of such Party) except that: (a) in the event of any termination under Section 8.01 as a result of the occurrence of the Effective Time, Section 2.10, Section 5.09, this Section 8.03, Article IX and Article X (and any related definitions contained in any such Sections or Article) shall survive such termination; and (b) in the event of any termination under Section 8.02, Section 5.05, this Section 8.03, Section 8.04, Article IX and Article X (and any related definitions contained in any such Sections or Article) shall survive such termination. Notwithstanding anything in this Agreement to the contrary, no Party shall be relieved of any liability for any Willful Breach by it of this Agreement.

Section 8.04     Termination Fee

(a)	Notwithstanding any other provision in this Agreement relating to the payment of fees and expenses (including Section 9.01), if a Termination Fee Event occurs, the Company shall pay the Termination Fee (and, if applicable, any amounts (including principal and accrued interest) outstanding under the Bridge Loan) to the Parent (or as the Parent may direct by notice in writing) by wire transfer of immediately available funds in accordance with Section 8.04(c).

(b)	For purposes of this Agreement, “Termination Fee” means US$4,016,250 and “Termination Fee Event” means the termination of this Agreement:

(i)	by the Parent pursuant to Section 8.02(a)(iv)(B) [Change in Recommendation or Breach of Non-Solicitation Covenants];

(ii)	by the Company pursuant to Section 8.02(a)(iii)(B) [Superior Proposal];

(iii)	by the Company or the Parent pursuant to Section 8.02(a)(ii)(A) [Failure to Obtain Required Securityholder Approval] if, at the time of such termination, the Parent could have terminated this Agreement pursuant to Section 8.02(a)(iv)(B) [Change in Recommendation or Breach of Non-Solicitation Covenants]; or

(iv)	by the Company or the Parent pursuant to Section 8.02(a)(ii)(A) [Failure to Obtain Required Securityholder Approval] or Section 8.02(a)(ii)(C) [Occurrence of Outside Date], or by the Parent pursuant to Section 8.02(a)(iv)(A) [Breach of Company Representation, Warranty or Covenant], in each case, if:

(A)	prior to such termination, an Acquisition Proposal is made or publicly announced or otherwise publicly disclosed by any Person (other than the Parent or any of its Affiliates) or any Person (other than the Parent or any of its Affiliates) shall have publicly announced an intention to make an Acquisition Proposal; and

(B)	within 12 months following the date of such termination (1) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (A) above) is consummated or effected, or (2) the Company or any of its Subsidiaries enters into any Contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in paragraph (A) above) and such Acquisition Proposal is later consummated or effected (whether or not such Acquisition Proposal is later consummated or effected within 12 months following the date of such termination).

For purposes of this Section 8.04(b)(iv), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that references to “20% or more” shall be deemed to be references to “50% or more”.

(c)	In the case of a Termination Fee Event referred to in Section 8.04(b)(i) or Section 8.04(b)(iii), the Termination Fee shall be paid by the Company within two Business Days of the occurrence of such Termination Fee Event. In the case of a Termination Fee Event referred to in Section 8.04(b)(ii), the Termination Fee and any amounts (including principal and accrued interest) outstanding under the Bridge Loan shall be paid by the Company prior to or concurrently with such Termination Fee Event. In the case of a Termination Fee Event referred to in Section 8.04(b)(iv), the Termination Fee shall be paid by the Company prior to or concurrently with the earliest consummation of an Acquisition Proposal referred to in Section 8.04(b)(iv)(B)(1) or Section 8.04(b)(iv)(B)(2).

(d)	Each of the Parties acknowledges that the agreements contained in this Section 8.04 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 8.04 are payments in consideration for the disposition of rights of the Party entitled to receive such payments, and that the amounts set out in this Section 8.04 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where the Parent is entitled to the Termination Fee and the Termination Fee is paid in full, such payment shall be the sole and exclusive remedy of the Parent in respect of the event giving rise to such payment and the Parent shall be precluded from any other remedy against the Company at Law or in equity or otherwise (including damages, injunctive relief or an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided, however, that the foregoing limitations shall not apply in the event of Willful Breach by the Company of any of its obligations under this Agreement.

(e)	For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

Article IX.
Expenses

Section 9.01     Expenses

(a)	Except as otherwise expressly provided in this Agreement, the Parties agree that all out-of-pocket fees and expenses of the Parties relating to this Agreement or the Transactions, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors, and printing and mailing costs, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

(b)	If this Agreement is terminated by the Parent pursuant to Section 8.02(a)(iv)(A) [Breach of Representation or Warranty or Failure to Perform Covenants by the Company], or by either the Company or the Parent pursuant to Section 8.02(a)(ii)(A) [Failure to Obtain Required Securityholder Approval], then the Company shall, within two Business Days of such termination, pay or cause to be paid to the Parent (or as the Parent may direct by notice in writing), by wire transfer of immediately available funds to an account designated by the Parent, an expense reimbursement fee reimbursing the Parent and its Affiliates for all reasonable third party expenses incurred in connection with their consideration of the Arrangement and the negotiation of this Agreement, up to an amount equal to US$1,000,000.

Article X.
General Provisions

Section 10.01     Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Shareholders, Company Warrantholders or Company Optionholders, and any such amendment may, subject to the Interim Order and the Final Order and Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracy or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any mutual conditions contained in this Agreement.

Section 10.02     Notices

Any notice or other communication given regarding the matters contemplated by this Agreement will be sufficient if in writing and (i) hand delivered, (ii) sent by certified or registered mail, (iii) sent by express courier or (iv) sent by email, and addressed as follows:

(a)	If to the Company:

CyberCatch Holdings, Inc.
4445 Eastgate Mall, Suite 200, San Diego, CA 92121

Attention:	Sai Huda
Email:	[***]

with a copy (which shall not constitute notice) to:

McMillan LLP
1500-1055 West Georgia Street,
Vancouver, British Columbia, Canada
V6E 4N7

Attention:	Desmond Balakrishnan
Email:	desmond.balakrishnan@mcmillan.ca

(b)	If to the Parent or the Purchaser:

Datavault AI Inc.
One Commerce Square
2005 Market Street, Suite 2400
Philadelphia, PA 19103

Attention:	Brett Moyer; Constantine Potamianos
Email:	[***]; [***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA, United States
94304

Attention:	Jeff Hartlin; Andrew Goodman
Email:	jeffhartlin@paulhastings.com; andrewgoodman@paulhastings.com and:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, ON
M5V 3J7

Attention: Brian Kujavsky; John Aziz
Email: bkujavsky@dwpv.com; JAziz@dwpv.com

Attention: Brian Kujavsky; John Aziz
Email: bkujavsky@dwpv.com; JAziz@dwpv.com

Any notice or other communication is deemed to be given and received on the day on which it was delivered or, in the case of notices or other communications transmitted by email, transmitted (or if such day is not a Business Day or if such notice or communication was delivered or transmitted after 5:00 p.m. (local time in the place of receipt) on the next following Business Day); provided that, if sent by email, no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto.

Section 10.03      Time of the Essence

Time is of the essence in this Agreement.

Section 10.04     Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

Section 10.05     Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce compliance with the terms of this Agreement, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity. Subject to Section 8.04(d), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties. The Parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement

Section 10.06     Third-Party Beneficiaries

(a)	Except as provided in Section 5.06(d), Section 5.09 and Section 10.12, and which, without limiting its terms, is intended as a stipulation for the benefit of third Persons mentioned in such provision (such third Persons referred to in this Section 10.05 as the “Third-Party Beneficiaries”), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any Proceeding.

(b)	Despite the foregoing, the Parties acknowledge to each of the Third-Party Beneficiaries their direct rights against the applicable Party under Section 5.06(d), Section 5.09 and Section 10.12, which are intended for the benefit of, and shall be enforceable by, each Third-Party Beneficiary, his or her heirs and his or her legal representatives and, for such purpose, the Company confirms that it is acting as agent on behalf of the Third-Party Beneficiaries and agrees to enforce such provisions on their behalf. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person, including any Third-Party Beneficiaries.

Section 10.07     Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 10.08     Entire Agreement

This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the Transactions and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the Transactions. The Parties acknowledge and agree that the binding letter of intent dated April 29, 2026 between the Company and the Parent was terminated upon the execution and delivery of this Agreement and is no longer of any force or effect.

Section 10.09     Successors and Assigns

This Agreement becomes effective only when executed by the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, except that the Parent or the Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of the Company (A) to any of its direct or indirect wholly owned Subsidiaries; provided that (a) such assignment does not delay the consummation of the Transactions, (b) such assignment shall not release the assignor of any of its obligations or liabilities hereunder and (c) the assignee shall remain jointly and severally liable with the assignor hereunder; (B) from and after the Effective Time, to its lenders providing financing to the Parent or the Purchaser for collateral security purposes; or (C) from and after the Effective Time, to any Person that acquires all or substantially all of the assets or outstanding voting securities of the Parent or the Purchaser.

Section 10.10     Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any provision is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.11     Governing Law; Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the Province of British Columbia; provided that, all matters relating to the internal corporate affairs of the Parent shall be governed by the General Corporation Law of the State of Delaware and applicable U.S. federal securities Laws. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of British Columbia and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in the Province of British Columbia, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the Province of British Columbia as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

Section 10.12     Rules of Construction

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 10.13     No Liability

No director or officer of the Parent, the Purchaser or any of their respective Affiliates shall have any personal liability whatsoever to the Company under this Agreement or any other document delivered in connection with the Transactions contemplated hereby on behalf of the Parent or the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Parent or the Purchaser under this Agreement or any other document delivered in connection with the Transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 10.14     Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by email, electronic or digital signature, .pdf, .tif, .gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”))) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed PDF or similar executed electronic copy of this Agreement, and such PDF or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties. No Party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a Contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Arrangement Agreement as of the date first written above.

CYBERCATCH HOLDINGS, INC.

Per:	/s/ Sai Huda
	Name:	Sai Huda
	Title:	Chief Executive Officer

datavault ai inc.

Per:	/s/ Nathaniel T. Bradley
	Name:	Nathaniel T. Bradley
	Title:	Chief Executive Officer

1602628 B.C. LTd.

Per:	/s/ Stanley Mbugua
	Name:	Stanley Mbugua
	Title:	Vice President, Finance and Chief Accounting Officer

Schedule A
Plan of Arrangement

(attached)

PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
definitions and INTERPRETATION

1.1  Definitions. Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)	“Arrangement” means an arrangement under Section 288 of the BCBCA, on the terms set forth in this Plan of Arrangement, subject to any amendment or variations hereto made in accordance with the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Parent, each acting reasonably;

(b)	“Arrangement Agreement” means the Arrangement Agreement dated as of August 17, 2026, among the Parent, the Purchaser and the Company, as the same may be amended, amended and restated or supplemented from time to time;

(c)	“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting substantially in the form set out in Schedule B to the Arrangement Agreement;

(d)	“BCBCA” means the Business Corporations Act (British Columbia), and the regulations made thereunder, as now in effect and as such act and regulations may be promulgated or amended from time to time;

(e)	“Book-Entry Shares” has the meaning specified in Section 4.1(a);

(f)	“Business Day” means any day, other than a Saturday, a Sunday or a day on which major banks are closed for business in the City of Vancouver, British Columbia or the City of San Diego, California;

(g)	“CDS” means the Canadian Depository for Securities;

(h)	“Certificates” has the meaning specified in Section 4.1(a);

(i)	“Company” means CyberCatch Holdings, Inc., a company existing under the laws of the Province of British Columbia;

(j)	“Company Meeting” means the annual general and special meeting of Company Shareholders, Company Warrantholders and Company Optionholders, including any adjournment or postponement thereof in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set forth in the Company Circular and agreed to in writing by the Parent, acting reasonably;

(k)	“Company Option Plan” means the Company’s share option plan dated for reference April 12, 2023 (and all amendments, restatements and modifications thereto);

(l)	“Company Options” means the outstanding options (whether vested or unvested) to purchase Company Shares issued pursuant to the Company Option Plan;

(m)	“Company Securities” means, collectively, the Company Shares, the Company Options, and the Company Warrants;

(n)	“Company Securityholders” means, collectively, the holders of Company Securities at the Effective Time;

(o)	“Company Shareholders” means the holders of Company Shares at the Effective Time;

(p)	“Company Shares” means the common shares of the Company;

(q)	“Company Warrants” means the outstanding common share purchase warrants of the Company;

(r)	“Consideration” means the consideration to be received by the Company Shareholders (other than the Dissenting Shareholders) pursuant to this Plan of Arrangement for each Company Share that is issued and outstanding immediately prior to the Effective Time, consisting of the Consideration Amount, subject to adjustment in accordance with Section 2.11 of the Arrangement Agreement;

(s)	“Consideration Amount” means US$[•];

(t)	“Court” means the Supreme Court of British Columbia, or other court as applicable;

(u)	“Depositary” means such Person as the Parent may appoint, subject to the prior written approval of the Company (not to be unreasonably withheld, conditioned or delayed) to act as depositary in relation to the Arrangement;

(v)	“Dissent Procedures” has the meaning set out in Section 3.1;

(w)	“Dissent Rights” has the meaning set out in Section 3.1;

(x)	“Dissenting Shareholder” means a registered Company Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(y)	“DTC” means the Depository Trust Company;

(z)	“Effective Date” means the date on which the Arrangement becomes effective;

(aa)	“Effective Time” means 8:01 a.m. (Vancouver time) on the Effective Date or such other time as the Company and the Parent agree in writing before the Effective Date;

(bb)	“Final Order” means the final order of the Court, in a form acceptable to the Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of each of the Parties, acting reasonably) at any time prior to the Effective Date or as such order may be affirmed or amended on appeal (provided, that any such amendment is satisfactory to each of the Parties, acting reasonably);

(cc)	“holder” means, when used with reference to any Company Shareholder, the holder of such Company Shares as shown from time to time on the register of shareholders maintained by or on behalf of the Company in respect of the Company Shares;

(dd)	“Interim Order” means the interim order of the Court contemplated by Section 2.02 of the Arrangement Agreement and made pursuant to Section 291 of the BCBCA in a form acceptable to the Company and the Parent, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court or with the consent of the Parent and the Company, such consent not to be unreasonably withheld, conditioned or delayed;

(ee)	“ITA” means the Income Tax Act (Canada);

(ff)	“Letter of Transmittal” has the meaning specified in Section 4.1(a);

(gg)	“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, assignment, statutory or deemed trust, lien (statutory or otherwise), or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute;

(hh)	“Party” and “Parties” means, as applicable, the Parent, the Purchaser, and the Company;

(ii)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited or unlimited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

(jj)	“Plan of Arrangement” means this plan of arrangement and any amendment or variation hereto made in accordance with Article 5 hereto or the Arrangement Agreement or upon the direction of the Court in the Final Order with the prior written consent of the Company and the Parent, each acting reasonably;

(kk)	“Parent” means Datavault AI Inc., a Delaware corporation; and

(ll)	“Purchaser” means 1602628 B.C. Ltd., a company existing under the laws of the Province of British Columbia and a wholly-owned subsidiary of the Parent.

1.2  Interpretation Not Affected by Headings, etc. The division of this Plan of Arrangement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Plan of Arrangement to a “Section” followed by a number and/or a letter refer to the specified section of this Plan of Arrangement. Unless otherwise indicated, the terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Plan of Arrangement as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3  Currency. All references to dollars or to $ are references to Canadian dollars unless stated as U.S. dollars, and all references to U.S. dollars shall be denoted as “US$”. In the event that any amounts are required to be converted from a foreign currency to Canadian dollars or vice versa, such amounts shall be converted using the most recent closing exchange rate of The Bank of Canada available before the relevant calculation date.

1.4  Number, etc. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5  Construction. In this Plan of Arrangement unless otherwise indicated:

(a)	the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)	a reference to a statute means that statute, as amended and in effect as of the date of this Plan of Arrangement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof; and

(c)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning.

1.6  Time. Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any Letter of Transmittal contemplated herein are local time Vancouver, British Columbia unless otherwise stipulated herein or therein.

Article 2
ARRANGEMENT

2.1  Arrangement Agreement. This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2  Binding Effect. This Plan of Arrangement shall become effective at, and be binding at and immediately after, the Effective Time on: (a) the Company; (b) the Company Securityholders (including Dissenting Shareholders); (c) the Parent; (d) the Purchaser; and (e) the Depositary.

2.3  Arrangement. Commencing at the Effective Time, the following shall occur and shall be deemed to occur sequentially, in two-minute intervals (except where otherwise indicated), in the following order and without any further authorization, act or formality unless stated otherwise:

(a)	each Company Share held by a Dissenting Shareholder in respect of which the Company Shareholder has validly exercised his, her or its Dissent Rights shall be transferred and assigned by such Dissenting Shareholder, without any further act or formality on his, her or its part, to the Company (free and clear of any Liens) in accordance with, and for the consideration set forth in, Section 3.1, and with respect to each Company Share so transferred and assigned:

(i)	such Dissenting Shareholder shall cease to be the registered holder of such Company Share and the name of such Dissenting Shareholder shall be removed from the register of Company Shareholders as of the Effective Time;

(ii)	such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Company Share; and

(iii)	such Company Shares shall be cancelled by the Company for no consideration, other than as set forth in Section 3.1(a), and the register of Company Shareholder shall be revised accordingly;

(b)	each Company Share issued and outstanding immediately prior to the Effective Time, other than Company Shares held by a Dissenting Shareholder in respect of which the Company Shareholder has validly exercised his, her or its Dissent Rights, shall be transferred and assigned by such Company Shareholder, without any further act or formality on his, her or its part, to the Purchaser (free and clear of any Liens) in consideration for the Consideration, and with respect to each Company Share so transferred and assigned:

(i)	such Company Shareholder shall cease to be the registered holder of such Company Share and the name of such Company Shareholder shall be removed from the register of Company Shareholders as of the Effective Time;

(ii)	such Company Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Company Share; and

(iii)	Purchaser shall be the holder of such Company Share (free and clear of all Liens), and the register of Company Shareholders shall be revised accordingly;

(c)	each Company Option issued, whether vested or unvested, and outstanding immediately prior to the Effective Time shall be deemed to be unconditionally vested and exercisable, and such Company Option shall, without any further action by or on behalf of a holder of Company Options, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment equal to the amount, if any, by which the Consideration Amount exceeds the exercise price of such Company Option, less applicable withholdings (for greater certainty, if the exercise price of such Company Option is equal to or greater than the Consideration Amount, neither the Company nor the Parent or the Purchaser shall be obligated to pay the holder of such Company Option any amount in respect of such Company Option), and with respect to each Company Option so transferred and assigned:

(i)	the holder of such Company Option shall cease to be the registered holder of such Company Option and to have right as a holder of Company Options other than the right to receive the consideration specified in this Section 2.3(c);

(ii)	the name of the holder of such Company Option shall be removed from the register of the Company Options maintained by or on behalf of the Company;

(iii)	all agreements relating to such Company Option, including the Company Option Plan, shall be terminated and shall be of no further force and effect; and

(iv)	such Company Option shall be cancelled and none of the Company, the Parent or the Purchaser or any of their respective Affiliates or successors shall have any liability in respect thereof;

(d)	each Company Warrant issued and outstanding immediately prior to the Effective Time shall, notwithstanding the terms thereof, without any further action by or on behalf of a holder of Company Warrants, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment equal to the amount, if any, by which the Consideration Amount exceeds the exercise price of such Company Warrant, less applicable withholdings (for greater certainty, if the exercise price of such Company Warrant is equal to or greater than the Consideration Amount, neither the Parent, the Purchaser nor the Company shall be obligated to pay the holder of such Company Warrant any amount in respect of such Company Warrant), and with respect to each Company Warrant so transferred and assigned:

(i)	the holder of such Company Warrant shall cease to be the registered holder of such Company Warrant and to have right as a holder of Company Warrants other than the right to receive the consideration specified in this Section 2.3(d);

(ii)	the name of the holder of such Company Warrant shall be removed from the register of the Company Warrants maintained by or on behalf of the Company;

(iii)	all agreements and certificates relating to such Company Warrant shall be terminated and shall be of no further force and effect; and

(iv)	such Company Warrant shall be cancelled and none of the Company, the Parent or the Purchaser or any of their respective Affiliates or successors shall have any liability in respect thereof; and

(e)	the exchanges and cancellations provided for in Sections 2.3(a) through 2.3(d) hereof shall be deemed to occur simultaneously at the time on the Effective Date on which such exchanges and cancellations first begin as contemplated therein, notwithstanding certain procedures related thereto that may not be completed until after such Business Day.

2.4  Rounding of Cash. In any case where the aggregate cash consideration payable to a particular Person under the Arrangement would, but for this provision, include a fraction of a cent, the consideration payable shall be rounded down to the nearest whole cent (and, if such rounding down would result in consideration payable of zero cents, no consideration shall be payable).

Article 3
RIGHTS OF DISSENT

3.1  Rights of Dissent

(a)	Registered holders of Company Shares may exercise dissent rights with respect to any Company Shares held by such holder (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 3.1 (the “Dissent Procedures”); provided that, notwithstanding Section 242 of the BCBCA, the written objection to the Arrangement Resolution contemplated by Section 242 of the BCBCA must be received by the Company not later than 5:00 p.m. (Vancouver time) on the Business Day that is two (2) Business Days immediately preceding the date of the Company Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly exercises such holder’s Dissent Rights shall, notwithstanding anything to the contrary in Section 245 of the BCBCA, be deemed to have transferred for cancellation the Company Shares held by such holder and in respect of which Dissent Rights have been validly exercised to the Company free and clear of all Liens (other than the right to be paid fair value for such Company Shares as set out in this Section 3.1), as provided in Section 2.3(a) and if they:

(i)	ultimately are determined to be entitled to be paid fair value for such Company Shares: (A) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(a)); (B) will be entitled to be paid by the Company the fair value of such Company Shares, which fair value shall be determined in accordance with the procedures applicable to the payout value set out in Sections 244 and 245 of the BCBCA and determined as of the close of business on the Business Day before the Arrangement Resolution was adopted; and (C) shall not be entitled to any other payment or consideration, including any payment or consideration that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares; or

(ii)	ultimately are not entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement on the same basis as a Company Shareholder that did not exercise Dissent Rights and shall be entitled to receive only the Consideration on the basis determined in accordance with Section 2.3(b) that such holder would have received pursuant to the Arrangement if such registered holder had not exercised Dissent Rights;

but in no case shall the Parent, the Purchaser, the Company or any other Person be required to recognize such Persons as holders of Company Shares after the Effective Time, and the names of such Persons shall be deleted from the registers of holders of Company Shares at the Effective Time.

(b)	In addition to any other restrictions set forth in the BCBCA and the Interim Order, Company Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights.

Article 4
DELIVERY OF CONSIDERATION

4.1  Delivery of Consideration

(a)	At or prior to the Effective Time, the Parent shall deliver, or shall cause the Depositary to deliver, to each Company Shareholder holding Company Shares evidenced by certificates (the “Certificates”) or represented by book-entry (the “Book-Entry Shares”) and not held by DTC or CDS, a letter of transmittal for use in such exchange, in a form to be mutually agreed upon by the Parties (the “Letter of Transmittal”) (which shall specify that the delivery of the Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal) and, if applicable, the appropriate Certificates, if any, to the Depositary for use in such exchange.

(b)	With respect to Book-Entry Shares, held through the DTC or CDS, the Parent and the Company shall cooperate to establish procedures with the Depositary, DTC or CDS to ensure that the Depositary will transmit to DTC or CDS, as the case may be (or their respective nominees) as soon as reasonably practicable on or after the Closing Date, upon surrender of Book-Entry Shares held of record by DTC or CDS (or their respective nominees) in accordance with customary surrender procedures, the Consideration to be paid in exchange for such Book-Entry Shares held through the DTC or CDS, as applicable.

(c)	Each Company Shareholder shall be entitled to receive the applicable Consideration in respect of the Company Shares tendered for exchange within thirty (30) days after the Effective Time, subject to either, with respect to Book-Entry Shares, the procedures established in accordance with Section 4.1(b) or, with respect to Company Securities evidenced by Certificates, the delivery to the Depositary of the following items prior thereto: (i) the Certificates, (ii) a properly completed and duly executed Letter of Transmittal, and (iii) such other documents as may be reasonably requested by the Depositary or the Parent. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Consideration attributable to such Company Shareholder.

4.2  Lost Certificates. In the event any Certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were exchanged pursuant to Section 2.3(b) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Depositary will pay in exchange for such lost, stolen or destroyed certificate the Consideration deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the Consideration is to be paid shall, as a condition precedent to the payment thereof, give a bond satisfactory to the Parent and its transfer agent and the Depositary in such sum as the Parent direct or otherwise indemnify the Parent, its transfer agent and the Depositary in a manner satisfactory to the Parent, its transfer agent and the Depositary against any claim that may be made against the Parent, its transfer agent and/or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3  Extinction of Rights. Any Certificate or book-entry advice statements which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 2.3(b) and not deposited, with all other instruments required by Section 4.1 on or prior to the second anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature against the Parent, the Purchaser or the Company. On such date, the Consideration to which the former registered holder of the Certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to the Purchaser together with all entitlements to interest thereon held for such former registered holder. None of the Parent, the Purchaser, the Company or the Depositary shall be liable to any person in respect of any Consideration (or interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.4  Withholding Rights. The Parent, the Purchaser and the Depositary shall be entitled to deduct and withhold from the Consideration and any other amounts otherwise payable pursuant hereunder (whether in cash or kind) such amounts as the applicable party may be required to deduct and withhold therefrom under any applicable Law in respect of Taxes; provided, however, that before making any deduction or withholding pursuant to this Section 4.4, the Parent shall use commercially reasonable efforts to give the Company at least five (5) Business Days prior written notice of any anticipated deduction or withholding (together with any legal basis thereof) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding. The Parent shall reasonably consult and cooperate with the Company or the applicable Company Shareholder in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that any amounts are so deducted, withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes hereof as having been paid to the Person to whom such amounts would otherwise have been paid.

4.5  Interest. Under no circumstances shall interest accrue or be paid by the Parent, the Purchaser, the Company, the Depositary or any other Person to Persons depositing Certificates or Book-Entry Shares pursuant to this Plan of Arrangement in respect of Company Shares, or former holders of Company Options or Company Warrants, regardless of any delay in making any payment contemplated hereunder.

Article 5
AMENDMENTS

5.1  The Parent and the Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be: (a) set out in writing, (b) agreed to in writing by the Parent and the Company, (c) filed with the Court and, if made following the Company Meeting, approved by the Court (to the extent required by the Court), and (d) communicated to holders of Company Securities, if and as required by the Court.

5.2  Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that the Parent shall have previously consented in writing thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

5.3  Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if (a) it is consented to in writing by each of the Company and the Parent, and (b) if required by the Court, it is consented to by holders of the Company Securities voting in the manner directed by the Court.

5.4  Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by the Parent, provided that it concerns a matter which, in the reasonable opinions of the Parent, acting reasonably, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Company Securities.

5.5  The Parties, acting reasonably, agree to make all necessary consequential amendments to the Plan of Arrangement that are reasonably necessary to give effect to the foregoing.

Article 6
FURTHER ASSURANCES

6.1  Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

Article 7
PARAMOUNTCY

7.1  From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to Company Shares, Company Options and Company Warrants issued and outstanding prior to the Effective Time;

(b)	the rights and obligations of the holders of Company Shares, Company Options, Company Warrants, the Depositary and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

all actions, causes of action, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any away relating to Company Shares, Company Options and Company Warrants shall be deemed to have been settled.

Schedule B
Arrangement Resolution

BE IT RESOLVED THAT:

1.	The arrangement (as may be amended, supplemented or varied, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) involving CyberCatch Holdings, Inc. (the “Company”), pursuant to the arrangement agreement between the Company, Datavault AI Inc. and 1602628 B.C. Ltd. dated [•], 2026, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), the full text of which is set out as Appendix [•] to the management information circular of the Company dated [•], 2026 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.	The plan of arrangement, the full text of which is set out as Appendix [•] to the Circular, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms, involving the Company (the “Plan of Arrangement”), is hereby authorized, approved and adopted.

3.	The Arrangement Agreement and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto are hereby ratified and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders, the Company Warrantholders and Company Optionholders (each, as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Shareholders, Company Warrantholders and/or Company Optionholders: (a) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

5.	The Company is hereby authorized to apply for a final order from Court to approve the Arrangement in accordance with and subject to the terms and conditions set forth in the Arrangement Agreement and the Plan of Arrangement.

6.	Any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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